                                                                     Exhibit 2.1


                         UNITED STATES BANKRUPTCY COURT
                            NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


                                           :
IN RE:                                     :    CHAPTER 11
                                           :
LTV STEEL COMPANY, INC.,                   :    JOINTLY ADMINISTERED
A NEW JERSEY CORPORATION, ET AL.,          :    CASE NO. 00-43866
                                           :
                              DEBTORS.     :    CHIEF JUDGE WILLIAM T. BODOH

--------------------------------------------------------------------------------

            MOTION OF DEBTORS AND DEBTORS IN POSSESSION FOR AN ORDER,
          PURSUANT TO SECTIONS 105, 363 AND 365 OF THE BANKRUPTCY CODE:
            (A) APPROVING AN ASSET PROTECTION PLAN FOR THE INTEGRATED
        STEEL BUSINESS; (B) AUTHORIZING THEM TO TAKE ANY AND ALL ACTIONS
           NECESSARY OR APPROPRIATE TO IMPLEMENT THE ASSET PROTECTION
             PLAN; (C) PROVIDING RELIEF FROM CERTAIN NOTICE PERIODS;
             (D) PROVIDING CERTAIN PROTECTION IN CONNECTION WITH THE
            APPROVAL AND IMPLEMENTATION OF THE ASSET PROTECTION PLAN;
           (E) APPROVING EMPLOYEE RETENTION PLAN; (F) AUTHORIZING THE
         REJECTION OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
           AND (G) APPROVING PROCEDURES FOR THE EXPEDITED REJECTION OF
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

--------------------------------------------------------------------------------

                                          David G. Heiman (0038271)
                                          Richard M. Cieri (0032464)
                                          Heather Lennox (0059649)
                                          JONES, DAY, REAVIS & POGUE
                                          North Point
                                          901 Lakeside Avenue
                                          Cleveland, Ohio  44114
                                          (216) 586-3939

                                          Jeffrey B. Ellman (0055558)
                                          JONES, DAY, REAVIS & POGUE
                                          1900 Huntington Center
                                          41 South High Street
                                          Columbus, Ohio  43215
                                          (614) 469-3939

                                          ATTORNEYS FOR DEBTORS
                                          AND DEBTORS IN POSSESSION

                                TABLE OF CONTENTS

                                                                                       PAGE

Background...............................................................................2

Events Leading up to the Development of the APP..........................................4

         Factors Precipitating the Commencement of These Chapter 11 Cases................4
         The Restructuring Plan..........................................................5
         The Modified Labor Agreement....................................................6
         Additional Postpetition Financing...............................................6
         The Revised Restructuring Plan..................................................8

The Asset Protection Plan...............................................................11

         Cessation of Operations of the Integrated Steel Business.......................13
         Preservation of the LTV Tubular Business and the
         Copperweld Companies'  Businesses..............................................13
         Compliance with Health, Safety and Environmental Laws..........................14
         Implementation of Employee Retention Plan......................................15
         Liquidation of Inventories and Accounts Receivable.............................16
         Railroads......................................................................16
         Wages and Medical Benefits.....................................................16

Request for Approval of, and Authority to Implement, the APP
and for Related Relief..................................................................17

         Approval of, and Authority to Implement, the APP...............................18

                  Justifications for Approval of the APP................................18
                  Legal Standard........................................................20

         Relief from Certain Advance Notice Periods Contained

         in the Government Regulations..................................................21
         Protection of Persons in Developing and Implementing the APP...................23
         Approval of the Retention Plan.................................................31

                  Background............................................................31
                  Description of the Retention Plan.....................................32
                  Legal Standard........................................................33

Request for (A) Authority to Reject Certain Executory Contracts and
Unexpired Leases Related to the Integrated Steel Business, Nunc Pro Tunc,
as of the Rejection Date and (B) Approval of Expedited Procedures for Rejecting
Executory Contracts and Unexpired Leases in the Future..................................34

         The Rejected Contracts.........................................................34


         The Future Rejected Contracts..................................................34
         Legal Standard.................................................................34
         Nunc Pro Tunc Rejection........................................................35
         Expedited Procedures for Rejection of the Future Rejected Contracts............37

Waiver of Stay..........................................................................38

Notice   ...............................................................................39


EXHIBITS

Exhibit A         Summary of APP
Exhibit B         APP Budget
Exhibit C         Summary of Government Regulation Reserve
Exhibit D         Unreported Orders
Exhibit E         Rejected Contracts
Exhibit F         Form of Rejection Notice
Exhibit G         Form of Order

                         UNITED STATES BANKRUPTCY COURT
                            NORTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


                                           :
IN RE:                                     :    CHAPTER 11
                                           :
LTV STEEL COMPANY, INC.,                   :    JOINTLY ADMINISTERED
A NEW JERSEY CORPORATION, ET AL.,          :    CASE NO. 00-43866
                                           :
                              DEBTORS.     :    CHIEF JUDGE WILLIAM T. BODOH

            MOTION OF DEBTORS AND DEBTORS IN POSSESSION FOR AN ORDER, PURSUANT TO SECTIONS 105, 363 AND 365 OF THE BANKRUPTCY CODE:

            (A) APPROVING AN ASSET PROTECTION PLAN FOR THE INTEGRATED
        STEEL BUSINESS; (B) AUTHORIZING THEM TO TAKE ANY AND ALL ACTIONS
           NECESSARY OR APPROPRIATE TO IMPLEMENT THE ASSET PROTECTION
             PLAN; (C) PROVIDING RELIEF FROM CERTAIN NOTICE PERIODS;
             (D) PROVIDING CERTAIN PROTECTION IN CONNECTION WITH THE
            APPROVAL AND IMPLEMENTATION OF THE ASSET PROTECTION PLAN;
           (E) APPROVING EMPLOYEE RETENTION PLAN; (F) AUTHORIZING THE
         REJECTION OF CERTAIN EXECUTORY CONTRACTS AND UNEXPIRED LEASES;
           AND (G) APPROVING PROCEDURES FOR THE EXPEDITED REJECTION OF
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
--------------------------------------------------------------------------------

     The above-captioned debtors and debtors in possession (collectively, the "Debtors"), hereby move the Court for the entry of an order, pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330 (the "Bankruptcy Code"): (i) approving an asset protection plan (the "APP") for the Debtors' integrated steel businesses other than the "LTV tubular"1/ businesses (collectively, the "Integrated Steel Business"); (ii) authorizing them to take

--------

1/ The "LTV tubular" facilities include LTV Steel's pipe and conduit facilities in Counce, Tennessee; Ferndale, Michigan; Elyria, Ohio; Marion, Ohio; and Youngstown, Ohio; and Debtor The Georgia Tubing Corporation's facility in Cedar Springs, Georgia (collectively, "LTV Tubular"), which do business as "LTV Copperweld." Facilities owned by Debtor Copperweld Corporation, Debtor Welded Tube Co. of America,

                                                                  (continued...)

any and all actions that are necessary or appropriate in the exercise of their business judgment to implement the APP; (iii) providing relief from certain advance notice periods contained in the Government Regulations (as such term is defined below); (iv) providing protection for individuals in connection with the development, approval and implementation of the APP; (v) approving a retention plan for the employees that will remain employed by the Debtors to effect the APP; (vi) authorizing the rejection of certain executory contracts and unexpired leases, effective as of the date of the filing of this Motion (the "Rejection Date"); and (vii) approving procedures for the expedited rejection in the future of executory contracts and unexpired leases related to the Integrated Steel Businesses. In support of this Motion, the Debtors respectfully represent as follows:

                                   BACKGROUND

     1. On December 29, 2000 (the "Petition Date"), the Debtors commenced their respective reorganization cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors' chapter 11 cases have been consolidated for procedural purposes only and are being administered jointly.

     2. The Debtors are continuing in possession of their respective properties and are operating and managing their businesses, as debtors in possession, pursuant to sections 1107 and 1108 of the Bankruptcy Code.

     3. On January 10, 2001, the Office of the United States Trustee for the Northern District of Ohio (the "U.S. Trustee") appointed a statutory committee of unsecured

--------

1/(continued...)
     nondebtor Copperweld Canada, Inc. and their respective direct and indirect subsidiaries, which also do business as "LTV Copperweld" (collectively, the "Copperweld Companies"), are similarly excluded from the APP.

creditors in these chapter 11 cases, pursuant to section 1102 of the Bankruptcy Code (the "Creditors' Committee"). On January 19, 2001, the U.S. Trustee appointed a statutory committee of unsecured noteholders, pursuant to section 1102 of the Bankruptcy Code (the "Noteholders' Committee"). On July 12, 2001, the U.S. Trustee appointed a statutory committee of equityholders, pursuant to section 1102 of the Bankruptcy Code.

     4. The Court has jurisdiction over this matter pursuant to 28 U.S.C.ss.ss. 157 and 1334. This is a core proceeding pursuant to 28 U.S.C.ss. 157(b)(2).

     5. Debtor LTV Steel Company, Inc., a New Jersey corporation ("LTV Steel"), among other things: (a) owns and operates a coke production plant in Warren, Ohio; and (b) maintains the headquarters of its tubular products division in Youngstown, Ohio. Debtor The LTV Corporation, a Delaware corporation, is the direct parent of LTV Steel and the direct or indirect parent of each of the other Debtors. The Debtors and their nondebtor affiliates (collectively, the "LTV Companies") are (a) leading domestic producers of integrated steel, (b) the largest producers of mechanical and structural steel tubing products in North America and (c) the world's largest producers of bimetallic wire products.

     6. The LTV Companies operate through two primary business segments:
Integrated Steel and Metal Fabrication. The Integrated Steel Business manufactures and sells a diversified line of carbon flat-rolled steel products consisting of hot-rolled and cold-rolled sheet and galvanized products. The Metal Fabrication business segment: (a) manufactures and sells mechanical and structural tubular products, pipe and conduit for use in the transportation, agriculture, oil and gas and construction industries; and (b) produces bimetallic wire for the telecommunications and utilities industries. In addition, the LTV Companies own interests in steel-related joint ventures, including Trico Steel Company, L.L.C. ("Trico"), which owns a steel mini-mill. The LTV Companies currently maintain business operations throughout the United States and abroad.

     7. The LTV Companies currently employ approximately 11,500 employees, of which approximately 9,300 work in the Integrated Steel Business and approximately 2,200 work in the Metal Fabrication business segment. Approximately 8,500 of these employees are represented by unions. As of June 30, 2001, the LTV Companies had approximately $5.0 billion in assets and approximately $4.8 billion in liabilities on a consolidated basis.

                 EVENTS LEADING UP TO THE DEVELOPMENT OF THE APP

     8. Factors Precipitating the Commencement of These Chapter 11 Cases. Prior to the Petition Date, the Debtors' businesses were adversely affected by the weakness of the domestic steel market and the unanticipated and precipitous decline in the market price of steel in the latter half of 2000. These industry-wide problems coupled with (a) the Debtors' increased debt load following the acquisitions of (i) Debtor VP Buildings, Inc. (collectively with its debtor affiliates, "VP Buildings")2/ and (ii) the Copperweld Companies; (b) significant fixed union labor costs, retiree obligations and other trailing liabilities; (c) a softening United States economy; and (d) underperforming operations in certain joint ventures3/ substantially diminished the Debtors'

--------

2/ On September 19, 2001, certain of the Debtors consummated the sale of substantially all of the assets of VP Buildings to Grupo IMSA S.A. de C.V., pursuant to the Order, Pursuant to Sections 363 and 365 of the Bankruptcy
     Code: (A) Approving Asset Purchase Agreement; (B) Authorizing VP Buildings, Inc.; VP-Graham, Inc; Varco Pruden International, Inc.; and United Panel, Inc. to (I) Sell Substantially All of Their Assets Free and Clear of Liens, Claims and Encumbrances; (II) Assume and Assign Certain Related Executory Contracts and Unexpired Leases; and (III) Reject Certain Related Executory Contracts and Unexpired Leases; and (C) Establishing Cure Amounts; and Order, Pursuant to Section 365 of the Bankruptcy Code, Authorizing The LTV Corporation to Assume and Assign a Certain Related Executory Contract, entered on September 6, 2001 (D.I. 1624).

3/ For example, Trico, a Delaware limited liability company in which the Debtors own a
                                                                  (continued...)

liquidity, adversely impacted operations and undermined the Debtors' ability to complete asset sales and implement other strategic business initiatives in the short term. With no viable alternatives available for enhancing their liquidity or obtaining access to additional financing, the Debtors determined that the commencement of these chapter 11 cases was necessary to preserve the value of their assets and complete the restructuring of their business operations and outstanding indebtedness.

     9. As this Court is aware, the convergence of the foregoing factors forced the Debtors to commence these chapter 11 cases quickly and without the benefit of any postpetition financing commitment. Since the Petition Date, however, the Debtors have devoted significant time and resources to securing such postpetition financing as well as attempting to stabilize their business operations and taking steps to preserve the value of their operations.

     10. The Restructuring Plan. With these goals in mind, immediately following the Petition Date, the Debtors began to evaluate potential solutions to their liquidity problems. Among other things, the Debtors and their professionals simultaneously pursued a postpetition financing facility (the "DIP Facility") and initiated the development of a long-term strategic business and restructuring plan (the "Restructuring Plan") to address the Debtors' cash flow needs and improve operational efficiencies. By orders entered on March 20, 2001, the Court approved the DIP Facility. At approximately the same time, the Debtors completed the initial version of the Restructuring Plan.

     11. The development and refinement of the Restructuring Plan was a labor intensive process in which the Debtors worked closely with their counsel and their restructuring

--------
3/(continued...)
     50% interest, commenced a chapter 11 case, Case No. 01-01095 (MFW), on March 27, 2001 in the United States Bankruptcy Court for the District of Delaware.

and financial advisors. Together, the Debtors and these professionals analyzed every aspect of the Debtors' business operations and formulated strategies to streamline operations, reduce the Debtors' operating expenses and legacy costs and strengthen the Debtors' overall performance and profitability.

     12. The Modified Labor Agreement. An important component of the Restructuring Plan involved the Debtors' obtaining certain modifications (collectively, the "Modifications") to their various collective bargaining agreements (collectively, the "CBAs"). After lengthy negotiations among the Debtors, the unions that were parties to the CBAs (collectively, the "Unions") and the Creditors' Committee, the Debtors and the Unions entered into a modified labor agreement (the "MLA"). The MLA was approved by the Court by an order entered on July 30, 2001 (D.I. 1381). The original term of the MLA expired on October 31, 2001. By agreement, the Debtors and the Unions agreed to extend the MLA to December 15, 2001. Because, as a result of subsequent events, the Debtors do not have any reasonable prospect of obtaining the additional postpetition financing described below, pursuant to the terms of the agreement extending the MLA, prior to filing this Motion, the Debtors terminated the MLA. As a result, the Debtors are currently bound to their prior CBAs with the Unions.

     13. Additional Postpetition Financing. Another critical component of the Restructuring Plan involved improving the Debtors' liquidity. Since the Petition Date, the Debtors have sought to improve their liquidity by (a) divesting themselves of certain assets, including the assets of VP Buildings and Debtor LTV Steel Mining Company; (b) implementing a plan for the reduction of working capital; and (c) actively seeking financial assistance under various federal, state and local programs (collectively, the "Government Programs").

     14. In particular, for the past several months, the Debtors have been aggressively pursuing a $250 million loan (the "New DIP Loan") from National City Bank and

KeyBank, N.A. (collectively with their respective affiliates, the "Lenders"), which loan was to be guaranteed in part under the Federal Emergency Steel Guaranteed Loan Program (the "Loan Guarantee Program"). The Loan Guarantee Program is designed to provide financial assistance to steel companies that have suffered job, financial or production losses by guaranteeing up to 85% of loans (up to a maximum loan amount of $250 million) made to qualifying steel companies by private lenders (the "Federal Loan Guarantee"). In furtherance of their attempts to obtain the New DIP Loan and the required Federal Loan Guarantee, the Debtors sought and obtained authority from the Court4/ to reimburse the Lenders' expenses (up to $550,000) in connection with the New DIP Loan and the Lenders' submission of the application to obtain the Federal Loan Guarantee.5/ The Debtors also obtained authority from the Court to pay a commitment fee to the State of Ohio in conjunction with the Debtors' ultimately successful attempt to obtain a preliminary commitment from the State of Ohio to participate in the portion of the New DIP Loan not covered by the Federal Loan Guarantee.6/ As a result of these and

--------

4/ SEE Order Authorizing Debtors and Debtors in Possession to (A) Enter Into an Expense Reimbursement and Indemnity Agreement with National City Bank and KeyBank National Association in Connection with the Emergency Steel Guaranteed Loan Program and (B) Reimburse Expenses Thereunder, entered on June 6, 2001 (D.I. 1135); and Order Modifying Order Authorizing Debtors and Debtors in Possession to (A) Enter into an Expense Reimbursement and Indemnity Agreement with National City Bank and KeyBank National Association in Connection with the Emergency Steel Guaranteed Loan Program and (B) Reimburse Expenses Thereunder, entered on August 21, 2001 (D.I.
     1563). On or about November 15, 2001, the Debtors filed a motion to increase the reimbursement amount for the Lenders' expenses from $550,000 to $1,050,000 (the "Amended Expense Reimbursement Motion"). As a result of filing this Motion, the Debtors intend to withdraw the Amended Expense Reimbursement Motion.

5/ Under the Loan Guarantee Program, the lenders that will make the loan to a company must seek the federal government's guarantee of such loan by way of application to the federal government.

6/ SEE Order Authorizing Debtors and Debtors in Possession to Pay a Commitment Fee in Connection with a Loan Guarantee from the State of Ohio, entered on August 7, 2001 (D.I. 1453).

other efforts, the Debtors obtained preliminary commitments for participation in the New DIP Loan from (a) the State of Ohio of $14 million; (b) the City of Cleveland of $4.5 million; and (c) Cuyahoga County of $5 million, as well as a limited guarantee from a vendor of $9 million. The preliminary commitments described in the preceding sentence have not been finalized.

     15. On or about September 27, 2001, the Lenders filed their application for the Federal Loan Guarantee, which application contained an underwriting analysis that did not support the Debtors' reasonable ability to service the New DIP Loan based upon the Restructuring Plan. Accordingly, in early October 2001, the board that must approve the Federal Loan Guarantee (the "Federal Loan Guarantee Board") advised the Debtors and the Lenders that the Debtors should submit a revised business plan with enhancements that would result in a reasonable likelihood of servicing the New DIP Loan and a revised underwriting of such loan by the Lenders.

     16. The Revised Restructuring Plan. In response to the request of the Federal Loan Guarantee Board, the Debtors immediately developed a revised restructuring plan (the "Revised Restructuring Plan") that eliminated an incremental $700 million from the Debtors' cost structure and provided approximately $100 million in enhanced operating margins over the next four years. These $800 million of improvements reflected employment cost reductions, projected productivity and yield improvements and assumed increases in output. Because of the high fixed costs of the Debtors' operations, and because other elements of the economic formula had been addressed previously in the original Restructuring Plan, the Revised Restructuring Plan contemplated cost reductions of $140 million annually from hourly employees and retirees and $30 million annually from salaried employees and retirees over the four-year period, which reductions were anticipated to include modifications to wages and/or benefits. Eliminating an incremental $800 million from the Debtors' cost structure permitted the Debtors to project positive EBITDA (earnings before interest, taxes, depreciation and amortization) for the four- years of the Revised Restructuring Plan, which, in turn, would enable them to service the New DIP Loan over such four-year period.

     17. The feasibility of the Revised Restructuring Plan, however, depended upon the achievement of three key conditions precedent. The first condition required the Debtors to obtain the agreement of the United Steelworkers of America ("USWA") to the necessary $140 million annual reduction in union labor and benefit costs (the "USWA Condition"). The second condition required the Debtors to achieve a settlement with the Pension Benefit Guaranty Corporation (the "PBGC") with respect to future funding of the PBGC- guaranteed pension plans (the "PBGC Condition"). Finally, the third condition required that the Debtors' current postpetition lenders (collectively, the "DIP Lenders") agree to modify the terms of the DIP Facility to, among other things, extend such facility through the end of the year 2002 and maintain the financing commitment under the DIP Facility at its current level (collectively with the USWA Condition and the PBGC Condition, the "Loan Conditions").

     18. To advance the process as rapidly as possible, the Lenders reviewed the Revised Business Plan and, based on the Revised Restructuring Plan, revised their underwriting analysis to reflect a more positive outlook for the servicing of the New DIP Loan, and, in November 2001, filed an amended application for the Federal Loan Guarantee based upon the Revised Restructuring Plan. The Lenders' underwriting and, hence, the revised application, was conditioned upon the satisfaction of the Loan Conditions and the DIP Lenders' and the Lenders' agreeing to a pari-passu collateral-sharing arrangement. Subsequently, the Lenders and the Debtors met with the Federal Loan Guaranty Board, and the Board requested additional information with respect to the application for the Federal Loan Guarantee.

     19. On November 19, 2001, the Debtors met with the USWA to discuss the Debtors' proposal to the USWA regarding the necessary $140 million annual reduction in union labor and benefits costs to obtain the Federal Loan Guarantee. At the meeting, the USWA presented a counterproposal to the Debtors. The Debtors, in turn, countered the USWA's counterproposal, and the USWA determined that it would not respond to the Debtors' final proposal. As a result, the USWA Condition cannot be satisfied, and it is evident that the Debtors do not have a reasonable likelihood of obtaining the Federal Loan Guarantee. The Debtors, therefore, face an immediate and precipitous liquidity crisis.

     20. As a result of the failure of, at a minimum, the USWA Condition, the Debtors anticipate that they will fall below an acceptable level of cash to implement an orderly cessation of the Integrated Steel Business by the end of the first week of December 2001. Accordingly, despite the Debtors' demonstrated and strong commitment to their reorganization efforts and to their various constituencies, including their creditors, employees and retirees and the communities in which they operate, the Debtors have no choice but to seek approval of and to implement the APP, which is described in detail below.7/

--------
7/ In addition, concurrently with the filing of this Motion, the Debtors have filed the: (a) Motion of Debtors and Debtors in Possession for an Order Appointing a Committee to Serve as Authorized Representative of Nonunion Retirees and Certain Union Retirees, Pursuant to Section 1114 of the Bankruptcy Code; (b) Motion of Debtors and Debtors in Possession for an Order Authorizing the Rejection of Certain Collective Bargaining Agreements, Pursuant to Section 1113 of the Bankruptcy Code (the "1113 Motion"); and (c) Motion of LTV Steel Company, Inc. for an Order, Pursuant to Section 363 of the Bankruptcy Code: (A) Establishing Bidding Procedures for the Sale of Certain Integrated Steel Assets; (B) Approving Certain Bid Protections; (C) Scheduling Auction and Final Sale Hearing; and (D) Approving the Form and Manner of Notice Thereof (the "Auction Procedures Motion").

     Further, the Debtors anticipate that, on or before November 27, 2001, they will file a motion to modify the terms and conditions of the DIP Facility and the prior order of this Court approving such facility (the "Financing Modification Motion").

                            THE ASSET PROTECTION PLAN

     21. In preparation for the possibility that the Debtors would be unable to obtain the New DIP Loan in a timely fashion or otherwise successfully address their pressing liquidity problems, the Debtors, in consultation with their professionals, have been formulating and revising the APP over the past few months. At its core, the APP contemplates the hot-idling of certain of the integrated steel facilities for varying periods of time, during which time the Debtors will seek a buyer for these facilities and/or the assets that comprise them. The APP is designed to, among other things: (a) preserve as much value as possible for the Debtors' estates and creditors; (b) permit the hot- and cold-idling of certain of the Debtors' facilities (and the continuation of operations of certain other of their facilities) while the Debtors conduct their sale efforts; and (c) protect public health and safety and the environment to the fullest extent possible throughout the process.8/

     22. Importantly, the Debtors have shared the draft APP with each of their primary creditor constituencies -- the DIP Lenders, the Creditors' Committee and the Noteholders' Committee -- over the past months and have solicited, and where in their business judgment they deemed it appropriate, incorporated, such creditors' input. The Debtors developed the APP against the knowledge that they could not force the DIP Lenders to accept a winddown budget; rather, the DIP Lenders' consent would be required for any such budget. In particular, because the implementation of the APP will require the Debtors to utilize proceeds of the DIP Lenders' collateral and, thus, in some instances, to delay the DIP Lenders' paydown of their secured loans, the Debtors have used their best efforts to obtain relief from the DIP Lenders in

--------
8/ The current version of the summary of the APP and the key assumptions upon which the APP was developed is attached hereto as Exhibit A and incorporated herein by reference. This version may change based upon further discussions with the DIP Lenders.

the form of financing support for the APP as originally developed by the Debtors. Notwithstanding those intense efforts, the DIP Lenders have, in some instances, stood firm with respect to the legal priority of their senior secured position. Accordingly, except as reflected by the Budget (as such term is defined below) and certain reserve funds contemplated by the APP, the DIP Lenders will receive the proceeds of their collateral over and above amounts required to fund the reserve accounts and the items specifically permitted in the Budget. The Debtors expect and believe that the DIP Lenders will agree to the Budget for the APP and to the modifications to the DIP Facility and the prior order approving such facility that are necessary to implement the APP pursuant to that Budget. It is also important to note that, although the Creditors' Committee and the Noteholders' Committee have had the opportunity to provide input with respect to the APP, they are likely to object to certain elements of it.

     23. Because of the unprecedented circumstances faced by the Debtors, the details with respect to the final planning and implementation of the APP continue to emerge. Nonetheless, the APP and the anticipated funding for each major component thereof is currently memorialized, respectively, in Exhibit A to this Motion and in the budget that is attached as Exhibit B to this Motion and incorporated herein by reference (the "Budget").9/ As noted above, the Debtors intend to file the Financing Modification Motion on or before November 27, 2001. The actions and events contemplated by the APP occur over a nine-month period, which commences upon the Court's entry of an order, among other things, approving the APP and

--------
9/ For simplicity of calculation, not all of the reserves that the APP contemplates as being funded in addition to the Budget, including, but not limited to, the Government Regulation Reserve (as such term is defined below), are reflected in Exhibit B. Although such reserves will be funded, the mechanics of demonstrating such funding process is complex and cannot be reflected with precision in the Budget itself. Accordingly, as noted above, the APP contemplates that these reserves will be funded in addition to the Budget.

authorizing the Debtors to implement the APP. The key elements and assumptions of the APP are described below.

     24. Cessation of Operations of the Integrated Steel Business. As noted above, the primary focus of the APP is to effect a rapid, yet safe, cessation of operations at the majority of the facilities comprising the Integrated Steel Business. Under the terms of the APP, LTV Steel's finishing plant in Hennepin, Illinois (the "Hennepin Facility") will be "hot-idled" -- i.e., operations will cease, but the facility and equipment will be maintained to be restarted -- for the entire nine-month APP period. The APP contemplates that the Hennepin Facility will be sold before the end of such period. Pursuant to the terms and conditions outlined in the Auction Procedures Motion, LTV Steel will hold an auction approximately 60 days after an order is entered approving this Motion for the east side of its Cleveland Works facility and its Indiana Harbor facility. Such facilities will be "hot-idled" during such period; if no buyer or buyers surface in such time, these facilities will be "cold-idled" -- i.e., shut down without a view toward restarting the equipment and facilities -- and the machinery and equipment will be liquidated. If an interested buyer or buyers surface during the auction period, the Debtors intend to negotiate with such buyer or buyers to cover the cost of continued hot-idling beyond the 60- day period, including the necessary winterization of the facilities. The west side of LTV Steel's Cleveland Works facility already has been cold-idled. Finally, LTV Steel's two coke batteries will be cold-idled. Renewed marketing efforts for all of the facilities described in this paragraph have begun simultaneously with the filing of this Motion.

     25. Preservation of the LTV Tubular Business and the Copperweld Companies' Businesses. The APP provides for the continued operation of the LTV Tubular facilities and the Copperweld Companies during the nine-month APP period, with the goal of selling such businesses as separate going concerns by the end of such period. Accordingly, LTV

Steel currently contemplates that jobs, wages and benefits at LTV Tubular and the Copperweld Companies will continue and be treated in the ordinary course of business during such period. The Debtors intend that LTV Tubular and the Copperweld Companies will each have access to their own lending facilities to fund their operating capital requirements, which facilities are being negotiated by the Debtors and the applicable lenders and which the Debtors expect to be finalized in the very near term.

     26. Compliance with Health, Safety and Environmental Laws. The Debtors intend to comply, and the APP contemplates compliance, with affirmative obligations of the Debtors imposed by existing laws, rules, regulations and orders that concern the health and safety of the public and the communities in which the Debtors operate, including applicable environmental laws, rules, regulations and orders (collectively, the "Government Regulations"). Funds with which to effect compliance with such affirmative obligations imposed by the Government Regulations are included in the Budget. Specifically, the Budget includes approximately $25 million, distributed over the nine-month period, that the Debtors believe will be sufficient to satisfy their affirmative obligations under the Government Regulations that require current expenditures or that the Debtors reasonably expect will result in the expenditure of funds over the ensuing nine months.

     27. In addition, the APP also provides for, and the DIP Lenders have agreed to fund under the terms described herein, a reserve fund (the "Government Regulation Reserve") that will provide a replenishable source of funds, in excess of the budgeted amount described in the preceding paragraph, that the Debtors may utilize to satisfy such affirmative obligations under the Government Regulations as may arise during the APP period (and thereafter). The Government Regulation Reserve will be funded in an initial amount of $25 million from 25% of all asset proceeds that exceed those proceeds required to fund the items in the Budget (the

"Budget Required Proceeds"). If, during the APP period, the Debtors are required to withdraw funds from the Government Regulation Reserve, such reserve will be replenished by depositing 25% of fixed asset proceeds that exceed the Budget Required Proceeds. If the Government Regulation Reserve ever drops below $10 million, such reserve will be replenished by depositing (a) 50% of fixed asset proceeds that exceed the Budget Required Proceeds until the reserve reaches $10 million and (b) 25% of fixed asset proceeds that exceed the Budget Required Proceeds thereafter until the reserve is restored to the full $25 million. A term sheet describing the Government Regulation Reserve, its purpose, its funding mechanisms and the methods by which distributions may be made from the reserve is attached hereto as Exhibit C and incorporated herein by reference. In addition, the Budget includes as an expense item funds for a defense fund for the Protected Persons (as such term is defined below) for, among other things, any litigation that may ensue with respect to the Debtors' compliance obligations under the Government Regulations; such fund will expire in three years from the completion of the APP period. The Debtors believe that (a) the inclusion in the Budget of $25 million to address regularly scheduled and anticipated expenditures associated with compliance with the Government Regulations and (b) the establishment of the Government Regulation Reserve, in the replenishable amount of $25 million, are reasonable and responsible measures to address the Debtors' compliance obligations under the Government Regulations.

     28. Implementation of Employee Retention Plan. As is discussed in further detail below, the APP includes, and the Budget contains approximately $13 million for, a key employee retention plan, which is designed to ensure that the Debtors can retain the employees that are needed to implement the APP properly, prudently and as efficiently as possible (the "Retention Plan"). The Debtors believe that this plan is critical to achieving the goals of the APP successfully because the Debtors' employees to be retained to implement the APP have no expectation of long-term employment with the Debtors and will be asked to forego any offers for long-term employment from other employers during the period in which the Debtors require their services. A more detailed description of the Retention Plan is set forth in paragraphs 55 through 60 below.

     29. Liquidation of Inventories and Accounts Receivable. The APP contemplates that the inventories (including finished goods, work in process and raw materials) and the accounts receivable of the integrated steel Debtors will be liquidated over the nine-month APP period. The Budget reflects the good faith estimate of the actual proceeds to be realized by the integrated steel Debtors from the liquidation of these items, which estimate reflects a conservative discount factor.

     30. Railroads. LTV Steel is the direct and indirect sole shareholder of five railroad subsidiaries that service, or had serviced, the Debtors almost exclusively. The APP contemplates that the railroads will continue to operate during the nine-month APP period to facilitate, among other things, asset sales that require the transportation of machinery and equipment from or among any of the Debtors' facilities and the shipment of inventories to be liquidated.

     31. Wages and Medical Benefits. Concurrently with the filing of this Motion, the Debtors have given to (a) all potentially affected employees (or their representatives, as applicable) and (b) certain government entities a notice under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). To the extent that the WARN Act is applicable and the Debtors' actions do not fall within an exception to the notice requirement, employees that are terminated prior to the expiration of the 60-day WARN Act notice period may assert a claim on account of such employees' wages and benefits for the period from the applicable termination date through January 20, 2002, the end of the 60-day notice period. The APP also contemplates, and the Budget reflects amounts to pay, (a) current and accrued payroll, (b) wages and provide benefits for employees that will continue in the Debtors' employ for varying periods of time, (c) incurred but not reported medical claims for current and retired employees that were incurred prior to the anticipated approval date of this Motion (collectively, "IBNR Claims"), (d) for healthcare administration and (e) certain retiree medical and COBRA benefits.

     32. With respect to the funding of retiree medical benefits for hourly, bargained-for retirees, simultaneously with the filing of this Motion, the Debtors have made a proposal to the USWA, which seeks, among other things, the authority to utilize the funds that the Debtors have paid into a VEBA (voluntary employee beneficiary association) established by the Debtors for the benefit of the hourly retirees to satisfy hourly retiree health care costs both prospectively and retroactively to the date of this Motion. While the negotiation process regarding this proposal has only begun, the Debtors have filed the 1113 Motion in the event that such negotiation process is unsuccessful. This request seeks to preserve the status quo under which, pursuant to the MLA, the Debtors were reimbursed from the VEBA for hourly retirees' healthcare costs. Currently, the Debtors estimate that the VEBA contains approximately $92.8 million as of October 31, 2001, which must be used for hourly retiree healthcare costs.

  REQUEST FOR APPROVAL OF, AND AUTHORITY TO IMPLEMENT, THE APP AND FOR RELATED
                                     RELIEF


     33. In order to implement the APP, thereby permitting the orderly, safe and prudent cessation of manufacturing operations of most of the Integrated Steel Business, by this Motion, the Debtors seek, pursuant to sections 105(a) and 363 of the Bankruptcy Code: (a) approval of the APP; (b) authority to take any and all actions that are necessary or appropriate in the exercise of their business judgment to implement the APP; (c) relief from certain advance notice periods contained in the Government Regulations; (d) certain protections for the Debtors' directors, officers and employees that developed or approved the APP or will implement the APP (collectively, the "Protected Persons") in connection with the development, approval and implementation of the APP; and (e) approval of the Retention Plan.

APPROVAL OF, AND AUTHORITY TO IMPLEMENT, THE APP

     34. Justifications for Approval of the APP. As described in detail above, the necessity of seeking the Court's approval of the APP has been precipitated by the Debtors' precarious cash position and their inability to secure alternative or additional sources of operating funds. Under the circumstances, it is the Debtors' business judgment that implementing the APP represents the best possible avenue to maximize the return for their creditors by accomplishing an orderly disposition of the assets of their estates.

     35. The cessation of manufacturing operations at the majority of the Integrated Steel Business facilities is not a simple matter of turning off the lights and shutting the doors. Given the nature of the Integrated Steel Business, such a stoppage has required, and will continue to require, intensive planning and sufficient funds to ensure a proper, safe and orderly winddown of operations. An immediate and abrupt cessation of operations could pose, among other things, potential environmental risks and jeopardize public health and safety. This, in turn, would dissipate substantially the value of the Debtors' assets and any potential return to creditors in these chapter 11 cases. The Debtors thus believe that they have a duty to their various constituencies -- as well as to the public generally -- to obtain approval of the APP and authority to take timely and appropriate action to implement it.

     36. As described above, the Debtors own and operate numerous manufacturing and processing facilities that produce coke, iron and other steel-related products. An immediate and abrupt closure of the Integrated Steel Business could pose a significant threat to public health and safety unless the shutdown strategy contemplated by the APP, which is designed to minimize damage to the facilities and the environment, is implemented. For example, the Debtors' integrated steel facilities, including those that produce coke and coke by- products, also produce large quantities of hazardous wastes and generate waste water that requires treatment. If these facilities are not properly shut down in an orderly fashion and in compliance with affirmative obligations under applicable Government Regulations, the potential for improper management of hazardous materials associated with the operation of the Integrated Steel Business grows, thereby increasing the risk of harm to human health or the environment. The Debtors believe, however, that many, if not most, of the environmental concerns related to the integrated steel assets will be alleviated by the sale of certain of such assets to third parties that will assume such obligations in the anticipated asset sales.

     37. Moreover, an immediate and abrupt closure of the integrated steel facilities also could destroy or damage valuable assets, including costly blast furnaces, proprietary technology, galvanizing machines, rolling equipment and other capital items. Such damage would reduce the value of these assets significantly and make it more difficult for the Debtors to realize any value from these assets for the benefit of their respective estates and creditors. In addition, any damage to the integrated steel facilities in connection with an abrupt cessation of operations could result in the contamination of the Debtors' real property, rendering it virtually worthless.

     38. Finally, in addition to facilitating the satisfaction of the Debtors' legal obligations, the APP includes provisions that permit the Debtors to comply with what they believe in good faith are their obligations to their employees and retirees, such as (a) payment of accrued and current wages and benefits; (b) payment of IBNR Claims, retiree medical and COBRA benefits; and (c) maintenance of workers' compensation insurance for employees that will continue to be employed by the Debtors during the implementation of the APP. The Budget includes estimated funding for such obligations (and the costs of administering them) for certain periods of time.10/

     39. Legal Standard. Section 363(b) of the Bankruptcy Code provides in pertinent part that "[t]he trustee, after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate." 11 U.S.C. Sec. 363(b). In general, a debtor may use property of the estate outside of the ordinary course of its business where the use of such property represents an exercise of the debtor's sound business judgment. SEE, E.G., STEPHENS INDUS., INC. V. MCCLUNG, 789 F.2d 386, 390 (6th Cir. 1986) (citing COMMITTEE OF EQUITY SEC. HOLDERS V. LIONEL CORP. (IN RE LIONEL CORP.), 722 F.2d 1063, 1070 (2d Cir. 1983)); SEE ALSO IN RE MARTIN, 91 F.3d 389, 395 (3d
Cir. 1996) (citing FULTON STATE BANK V. SCHIPPER (IN RE SCHIPPER), 933 F.2d 513, 515 (7th Cir. 1991)); IN RE ABBOTTS DAIRIES OF PA., INC., 788 F.2d 143, 145-47 (3d Cir. 1986) (implicitly adopting the articulated business judgment test of LIONEL CORP.).

     40. In addition, section 105(a) of the Bankruptcy Code empowers a court to "issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of the [Bankruptcy Code]." 11 U.S.C. Sec. 105(a). Accordingly, bankruptcy courts frequently utilize their equitable powers under section 105(a) to authorize a debtor to take actions, such as those requested here, that are consistent with the provisions of the Bankruptcy Code and that are necessary to preserve the value of a debtor's assets and estate. SEE IN RE MIDDLETON ARMS LTD. P'SHIP, 934 F.2d 723, 725 (6th Cir. 1991) ("The equitable powers of section 105(a) may only be used in furtherance of the goals of the [Bankruptcy] Code."); IN RE C - L CARTAGE CO., 899 F.2d

--------

10/ As noted above, the Debtors have filed the 1113 Motion concurrently with this Motion to effect the termination of applicable collective bargaining agreements and their obligations thereunder.

1490, 1494 (6th Cir. 1990) (stating that bankruptcy courts must use equitable principles in accordance with the provisions of the Bankruptcy Code); IN RE VICTORIA ALLOYS, INC., 261 B.R. 424, 435 (Bankr. N.D. Ohio 2001) ("The power of the Court to invoke Sec. F 105(a) is restricted to instances in which no provision of title 11 dictates an inconsistent result."). Accordingly, an order under section 105(a) of the Bankruptcy Code is appropriate "to carry out" the provisions of section 363(b) of the Bankruptcy Code.

     41. The APP is the epitome of a plan that affects the use, sale and lease of the Debtors' assets. For the reasons described above, the Debtors believe in their business judgment that a sound business purpose exists to implement the APP to, among other things, protect public health and safety and preserve and maximize the value of their assets for the benefit of all of their creditors. Indeed, the current state of the Integrated Steel Business and the lack of available financial resources now dictates that the APP's implementation is imperative. The Debtors, therefore, submit that their requests for approval of the APP and for authorization to take any and all actions that they believe in their business judgment are necessary or appropriate to implement the APP constitute requests for relief that fall squarely within the parameters of sections 105(a) and 363 of the Bankruptcy Code. Accordingly, by this Motion the Debtors seek, pursuant to sections 105(a) and 363 of the Bankruptcy Code: (a) approval of the APP and (b) the authority to take any and all actions that are necessary or appropriate in the exercise of their business judgment to implement the APP.

RELIEF FROM CERTAIN ADVANCE NOTICE PERIODS CONTAINED IN THE GOVERNMENT
REGULATIONS

     42. Certain of the Government Regulations impose, or purport to impose, certain advance notice periods before which time the Debtors could not take certain actions, such as ceasing operations. These periods are as long as 60-days.11/ As is manifest from the discussion above, the implementation of the APP, which contemplates the immediate cessation of operations, simply cannot be delayed without incurring extraordinary harm to the estates and the value of the integrated steel assets. The Debtors submit that, because they have made provision in the APP for compliance with the substantive requirements of the Government Regulations, under the circumstances, it is both necessary and appropriate for notice of this Motion, as provided in paragraph 73 below, to be deemed compliance with any advance notice requirements in any of the Government Regulations that could delay the cessation of operations as reflected in the APP. Accordingly, by this Motion, the Debtors seek relief only from those procedural provisions of the Government Regulations that purport to require advance notice before the Debtors can take some action (the "Advance Notice Provisions") since strict compliance with which would delay cessation of operations to the substantial detriment of these estates.

     43. Under certain circumstances, federal bankruptcy law preempts state and local laws that conflict with the underlying policies of the Bankruptcy Code where such laws (or portions thereof) are not designed to protect the public health and safety. SEE MISSOURI V. UNITED STATES BANKRUPTCY COURT, 647 F.2d 768, 776 (8th Cir. 1981) (holding that an attempt to enforce state regulations governing liquidation of grain warehouses directly conflicted with the bankruptcy court's control over property of debtor's estate and, therefore, violated automatic stay), CERT. DENIED 454 U.S. 1162 (1982); BELCULFINE V. ALOE (IN RE SHENANGO GROUP, INC.), 186 B.R. 623, 628 (Bankr. W.D. Pa. 1995) ("[T]rustees and debtors-in-possession have unique fiduciary and legal obligations pursuant to the bankruptcy code. . . . [A] state statute cannot

--------

11/ SEE, E.G., City of Cleveland Ordinance No. 2020-A-96, Sec. 396.03 (1988) (requiring 60 days' advance notice of "closing or vacating a facility").

place burdens on them where the result would contradict the priorities established by the federal bankruptcy code."), AFF'D, 112 F.3d 633 (3d Cir.
1997); CF. BAKER & DRAKE, INC. V. PUBLIC SERV. COMM'N OF NEV. (IN RE BAKER & DRAKE, INC.), 35 F.3d 1348, 1353-54 (9th Cir. 1994) (finding that "federal bankruptcy preemption is more likely . . . where a state statute is concerned with economic regulation rather than with protecting the public health and safety" but holding that Bankruptcy Code did not preempt state law prohibiting taxicab leasing that was promulgated in part as public safety measure).

     44. As is made eminently clear above, the Debtors intend to comply, and have made provision in the APP for compliance, with the substantive provisions of the Government Regulations. The requested waiver from the Advance Notice Provisions is narrowly tailored to facilitate the APP and the time-sensitive nature of its implementation. The Debtors do not seek to be relieved of any of their substantive obligations thereunder. Accordingly, the Debtors believe that their request for relief from the Advance Notice Provisions is reasonable, necessary and appropriate under the circumstances and should be approved.

PROTECTION OF PERSONS IN DEVELOPING AND IMPLEMENTING THE APP

     45. As described above, the Debtors developed the APP in an intensive and exhaustive contingency planning process over several months and with the advice of their legal, restructuring and financial advisors. Further, the APP described in this Motion was developed after long, often difficult, negotiations with the DIP Lenders, the Creditors' Committee (of which the USWA is a member) and the Noteholders' Committee. The APP represents the Debtors' good faith effort to acknowledge and provide to the extent possible for the fulfillment of their obligations to their employees, retirees and creditors and their affirmative obligations that arise or may arise under the Government Regulations. SEE 28 U.S.C. Sec. 959(b) (requiring that a chapter 11 debtor "manage and operate the property in his possession . . . according to the requirements of the valid laws of the State in which such property is situated."); LANCASTER V. TENNESSEE DEP'T OF HEALTH & ENV'T (IN RE WALL TUBE & METAL PRODS. CO.), 831 F.2d 118, 123-24 (6th Cir. 1987) (requiring compliance with state laws in chapter 7 case); IN RE VERNON SAND & GRAVEL, INC., 93 B.R. 580, 581-82 (Bankr. N.D. Ohio 1988) (Bodoh, J.) (same in context of case that was filed as chapter 11 and converted to chapter 7).

     46. Because the implementation of the APP constitutes the use, sale or lease of the Debtors' property outside of the ordinary course of business, Court approval of the APP and the implementation thereof is required before the Debtors can act.12/ Accordingly, any actions taken by the Debtors, through the Protected Persons, to seek approval of the APP and to implement it, will be taken pursuant to this Court's order approving the APP and authorizing its implementation. Nonetheless, the Debtors recognize that the APP and the actions contemplated thereby constitute unprecedented events that will adversely affect, among others, their employees and retirees and will create uncertainty for their other constituencies. In that potentially volatile environment, the Debtors realize that third parties could seek to alter the provisions of the APP by, among other things, initiating third party actions against one or more of the Protected Persons (collectively, the "Third Party Actions"), the purpose of which may be to effect such alteration in another forum. The effect of the Third Party Actions, therefore, would be twofold: (a) they would serve as a collateral attack on this Court's order approving the

--------

12/ The Debtors anticipate that the filing of this Motion itself may result in significant disruptions to the ordinary conduct of their businesses. The Debtors may, therefore, need to take certain actions (some of which may be contemplated by the APP) to respond to any unusual challenges and to stabilize their businesses and preserve the value of their assets even before this Motion can be heard by the Court. If any such actions are necessitated, the Debtors will inform the Court of them at the hearing on this Motion and will seek ratification for any such actions.

APP and authorizing its implementation; and (b) they would substantially jeopardize the administration of these bankruptcy cases.

     47. The Debtors submit that any collateral attacks would seriously jeopardize the effective and efficient administration of the Debtors' chapter 11 cases. Implementation of the APP is not possible without the full support of the key employees whom the Debtors have identified for such assignment; these designated persons will not agree to participate in the implementation of the APP if they believe that, by doing so, they could be exposed to personal liability. Accordingly, the persons who developed and approved the APP and who will be charged with its implementation (i.e., the Protected Persons) should be protected for any and all good faith actions that they took (or will take) to develop, approve and implement the APP in accordance with its terms and this Court's order (the "Exculpation"). As noted above, due to the highly sensitive nature of the APP and the perceived high potential for Third Party Actions, the Debtors believe that it will be extraordinarily difficult to retain any of the Protected Persons if some protection from spurious Third Party Actions for their good faith actions in complying with this Court's order is not afforded them.

     48. Applicable case law supports the granting of the Exculpation. As noted above, section 105(a) of the Bankruptcy Code empowers a court to "issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of the [Bankruptcy Code]," including, in this instance, section 363(b) of the Bankruptcy Code. Bankruptcy courts frequently utilize their equitable powers under section 105(a) to authorize a debtor to take actions, such as those requested here, that are consistent with the provisions of the Bankruptcy Code and that are necessary to preserve the value of a debtor's assets and estate and secure the orderly administration of the debtor's estate.13/ In fact, the United States Court of Appeals for the Sixth Circuit recently reaffirmed that the bankruptcy court holds exclusive jurisdiction over the disposition and use of the property of the estate. In CHAO V. HOSPITAL STAFFING SERVICES, INC., No. 99-6147, 2001 U.S. App. LEXIS 23426, at *14, *51 (6th Cir. Oct. 31, 2001),14/ the Sixth Circuit held that the bankruptcy court has exclusive jurisdiction over property of the estate by virtue of the automatic stay imposed by section 362 of the Bankruptcy Code if an exception to the automatic stay to enforce police and regulatory power does not apply. ID. at *14. The court further held that the United States Secretary of Labor could not enjoin a debtor from moving in commerce certain records that the Secretary deemed to be "hot goods" under the Fair Labor Standards Act because the Secretary's action, although framed as an attempt to enforce police and regulatory power, was, in reality, an attempt to elevate the pecuniary interests of the former employees of the debtor. ID. at *51.

--------

13/ CF. IN RE DELOREAN MOTOR CO., 991 F.2d 1236, 1242 (6th Cir. 1993) ("Section 105(a) contemplates injunctive relief in precisely those instances where parties are pursuing actions pending in other courts that threaten the integrity of a bankrupt's estate.") (citations omitted), REHEARING EN BANC DENIED, 1993 U.S. App. LEXIS 16878 (6th Cir. June 17, 1993); MACARTHUR CO.
     V. JOHNS-MANVILLE CORP., 837 F.2d 89, 94 (2d Cir. 1988) (finding that enjoining actions against the debtor's insurer that would interfere with the prospects for a "workable reorganization" was within the bankruptcy court's authority), CERT. DENIED, 488 U.S. 868 (1988); IN RE MARKOS GURNEE P'SHIP, 182 B.R. 211, 222 (Bankr. N.D. Ill. 1995) (it is within the court's authority to issue injunctions against actions that would "embarrass, burden, delay or otherwise impede" the bankruptcy proceedings), AFF'D, 195 B.R. 380 (N.D. Ill. 1996); IN RE LAZARUS BURMAN ASSOC., 161 B.R. 891, 900 (Bankr. E.D.N.Y. 1993) (enjoining action against debtor's principals at a time when their efforts were essential to the administration of the estate); IN RE SUDBURY, INC., 140 B.R. 461, 465 (Bankr. N.D. Ohio 1992) (injunction was appropriate where continuation of actions against directors and officers would substantially impair the effective administration of the estate, which was facing complex financial concerns and very tight time constraints), APPEAL DISMISSED ON PROCEDURAL GROUNDS, 736 N.E.2d 901 (Ohio
     2000).

14/ Copies of unreported orders cited in this Motion are attached hereto collectively as Exhibit D and are incorporated herein by reference.

     49. Here, as noted above, the APP is the quintessential embodiment of the use and disposition of the property of the Debtors' estates. Accordingly, the approval of the APP and the supervision of its implementation is within the exclusive jurisdiction of this Court. In seeking the Exculpation of the Protected Persons, the Debtors are not attempting to usurp the ability of any governmental body to exercise its police and regulatory power; to the contrary, the Debtors have made every effort to ensure that the APP enables them to comply with their affirmative obligations under applicable law. Rather, the Exculpation is intended to (a) acknowledge that the Protected Persons will be acting in accordance with, and pursuant to, this Court's order (if one should issue) approving the APP and authorizing its implementation and (b) provide them a defense for taking good faith actions consistent with and in furtherance of such Court order. SEE IN RE CREATIVE CUISINE, INC., 96 B.R. 144, 147 (Bankr. N.D. Ill. 1989) (noting that debtors in possession have the "rights, powers and duties" of a trustee and, accordingly, personal liability will be imposed on debtors in possession "only if they deliberately breach their fiduciary duties or act outside their authority").

     50. To the extent that the Third Party Actions (or the threat of a Third Party Action) attempt to prevent a Protected Person from implementing the APP, they would constitute collateral attacks on the order of this Court authorizing such implementation. Courts generally are extremely hesitant to permit parties to take a "second bite at the apple" when they have not prevailed before the bankruptcy court. SEE, E.G., DELOREAN, 991 F.2d at 1241 (enjoining action against trustee's counsel and noting that the requirement that parties obtain leave from the bankruptcy court to proceed against a trustee would be meaningless if parties could avoid the requirement by proceeding against the trustee's attorney); FEDERATED MGM'T CO. V. LATHAM & WATKINS, 742 N.E.2d 684, 689 (Ohio Ct. App. 2000) (barring debt security investors' action against law firm that prepared the issuer's public offering documentation because the investors had the right to litigate the matter in the issuer's bankruptcy proceedings).

     51. This is true even when the third party chose to withhold its objection to the matter before the bankruptcy court until it brought a proceeding challenging the debtor's actions in another court. JEROME J. STEIKER CO. V. ECCELSTON PROPERTIES LTD., 156 Misc.2d 308, 314 (N.Y.S. Ct. 1992) (creditor that received notice of a plan of reorganization sufficient to allow it an opportunity to object could not bring a subsequent action against chapter 11 debtor and guarantor that interfered with the implementation of the debtor's reorganization plan, notwithstanding the fact that the creditor did not file a proof of claim and the defendant guarantor released under the plan was not a debtor in the bankruptcy case); VALLEY FORGE CORP. V. CERTAIN-TEED CORP., No. 5309, 1978 Del. Ch. LEXIS 698, at *11-13 (Del. Ch. Jan. 4, 1978) (concluding that a creditor's challenge to the debtor's officers' and agents' commencement of litigation against the creditor, pursuant to a bankruptcy court's order, was a "collateral attack" on a bankruptcy court's order, and any confusion about the intent of that order must be raised with the bankruptcy court).15/ Accordingly, to the extent that any Third Party Action could be construed to be a collateral attack on any order of this Court, such action would run counter to established legal principles, including, among others, res judicata.

     52. Moreover, actions that conflict or interfere with the exercise of the bankruptcy court's authority or the debtor's rights established under the Bankruptcy Code are generally disfavored. SEE, E.G., IN RE MT. FOREST FUR FARMS OF AM., 103 F.2d 69, 71 (6th Cir.

--------

15/ SEE ALSO ZIEGER V. WILF, 755 A.2d 608, 622 (N.J. Sup. Ct. 2000) (a corporation can act only through its agents), CERT. DENIED, 762 A.2d 657 (N.J. 2000); HUMITSCH V. COLLIER, No. 99-L-099, 2000 Ohio App. LEXIS 6196, at * 11 (Ohio Ct. App. Dec. 29, 2000) ("As an artificial person, a corporation does not speak on its own, but, rather, only through the authorized acts of its agents or alter egos, the officers charged with its management.").

1939) (holding that an injunction barring corporate directors, officers and other agents from taking steps to commence the company's reorganization case under the Bankruptcy Act was an invalid denial of the corporation's rights), CERT. DENIED, 308 U.S. 583 (1939); IN RE SECURITY GAS & OIL, INC., 70 B.R. 786, 795 (Bankr. N.D. Cal. 1987) (in denying a state's summary judgment motion, the court noted that the bankruptcy estate would be entitled to injunctive relief from the enforcement of state environmental laws that required the debtors to reclaim abandoned oil wells if the debtor could establish, among other things, that the enforcement of such laws interfered with the scheme of creditor priorities outlined in the Bankruptcy Code or reduced the debtor's ability to preserve going concern value or effect an orderly liquidation); CF. TARASKA V. CARMEL, 223 B.R. 200, 202-03 (D. Ariz. 1998) (personal liability action against trustee that was based on the trustee's performance of his duties on behalf of the estate created a substantial threat of distraction or intimidation and could be brought only if the Bankruptcy Court approved such action).

     53. Finally, courts also have held that persons acting in good faith pursuant to a court's order should not be exposed to personal liability for so acting. SEE HUEBNER V. ALLIANCE FUND SERVS, INC., No. 98-243, 1999 U.S. Dist. LEXIS 7465, at *16 (D.N.J. May 3, 1999) (granting summary judgment on conversion claim in favor of financial institution holding IRA funds pursuant to court order and noting that plaintiff's "proper course of action would have been to apply for relief from the circuit court judge before whom the divorce proceedings were pending, not to harass the financial institution acting pursuant to a valid court order"); GOLDBERG V. MERRILL LYNCH, PIERCE, FENNER & SMITH, 97 Civ. 8779 (RPP), 1998 U.S. Dist. LEXIS 8906, at *24 (S.D.N.Y. June 18,
1998), AFF'D, 181 F.3d 82 (2d Cir. 1999) (holding that brokerage could not be liable for retaining property pursuant to a court order); CAMPBELL V. GLENWOOD HILLS HOSP., INC., 224 F. Supp. 27, 32 (D. Minn. 1963) ("The superintendent and doctors working in a hospital, whether it is a private institution or a state hospital, should not be held responsible to determine the validity of a court order of commitment where, on its face, the order appears to be valid. When they fully comply with the order of commitment . . . there is immunity for responsibility for the ensuing confinement."); KAMROD CORP. V. BROWN, No. 910890, 1992 Va. LEXIS 103, at *2-5 (Va. Apr. 17, 1992) (landlord not liable for damage to property in connection with eviction pursuant to court order); DONNELLY V. ZEKAN, No. 19563, 2000 Ohio App. LEXIS 2509, at *14-15 (Ohio Ct. App. June 14, 2000) (finding that defendants boarded horses seized by humane society pursuant to a facially valid order of the Akron Municipal Court and, accordingly, were not liable to horse owners for conversion); AMERICAN STATES INS. CO. V. CITIZENS FID. BANK, 662 S.W.2d 851, 853 (Ky. App. 1984) (administrator of decedent's estate was not liable for funds paid out of estate pursuant to a valid garnishment order against the estate).

     54. Under the foregoing principles of law, it is both warranted and appropriate to protect the Protected Persons by providing them a defense against Third Party Actions, which, the Debtors believe, would only serve as a collateral attack on this Court's order approving the APP and authorizing its implementation and, as a result, would seriously jeopardize the administration of these bankruptcy cases. Because of the highly sensitive circumstances that precipitated the filing of this Motion and that will continue after the hearing on this Motion, the Debtors believe that it will be extraordinarily difficult to retain the Protected Persons to effect the APP if some protection from Third Party Actions for their good faith actions in complying with this Court's order is not afforded them. Importantly, by the Exculpation, the Debtors do not seek to prevent any governmental agency from exercising its police or regulatory power; the Exculpation will merely serve to provide a defense to the Protected Persons against Third Party Actions seeking to impose personal liability on them for acting in accordance with the APP (as approved by this Court) and any other order that may issue from this Court. The Debtors, therefore, submit that the Exculpation of the Protected Persons for their good faith actions in carrying out this Court's order, pursuant to sections 105(a) and 363 of the Bankruptcy Code, is both permissible and appropriate under the facts and circumstances.

     APPROVAL OF THE RETENTION PLAN

     55. Background. As noted above, the APP includes, and the Budget contains approximately $13 million to fund, the Retention Plan, which is designed to ensure that the Debtors can retain the employees that are needed to implement the APP properly, prudently and as efficiently as possible. The Debtors believe that this plan is critical to achieving the goals of the APP successfully because the employees to be retained to implement the APP have no expectation of long-term employment with the Debtors and will be asked to forego any offers for long-term employment from other employers during the period in which the Debtors require their services. The APP currently contemplates the retention of certain of the Debtors' key salaried employees (collectively, the "Key Employees") to implement the APP. As may be expected, the number of Key Employees required to accomplish this goal decreases substantially over time. Specifically, the APP contemplates that the Debtors will require approximately 680 Key Employees after the first month of the APP process, but only approximately 90 Key Employees at the end of the nine-month APP period.

     56. The obligations under the original key employee retention program approved by the Court (the "Original KERP Program")16/ will be accelerated upon the entry of an order approving this Motion; hence, the Original KERP Program will not continue to provide

--------

16/ On March 20, 2001, the Court entered the Order Authorizing Debtors and Debtors in Possession to Initiate and Implement a Key Employee Retention Program (D.I. 738). The benefits to be provided under the Retention Plan are in addition to any benefits to which any employee of the Debtors is entitled under the Original KERP Program.

incentives for employees to forego other long-term employment opportunities during the APP process. Accordingly, the Debtors believe that it is necessary under the circumstances to provide incentives to the Key Employees to remain in the employ of the Debtors and to counter such employees' natural inclination to seek more permanent employment. The Debtors, therefore, propose the following Retention Plan.

     57. Description of the Retention Plan. As an initial matter, because of the unique circumstances that necessitate the implementation of the APP, the Retention Plan is based upon a Key Employee's function and ability to assist in the APP's implementation rather than such employee's job title or position with the Debtors. This approach recognizes the importance of functionality over title in the current environment. Moreover, the Retention Plan has been graduated to provide that Key Employees that remain in the Debtors' employ for longer periods of time will receive proportionately larger retention amounts.

     58. Under the Retention Plan, a Key Employee will be notified of the amount of the retention bonus that the Debtors plan to provide such employee, which benefit will vest in its entirety upon such employee's commitment in writing to remain in the Debtors' employ until the Debtors determine to terminate him or her. If a Key Employee leaves the Debtors' employ before the Debtors terminate such employee, he or she will forfeit his or her retention bonus. Benefits to be provided under the Retention Plan have been determined by the Debtors in their business judgment based upon the Debtors' intensive planning efforts, and are roughly based upon the Debtors' estimates of the expected periods of employment of each Key Employee.

     59. The benefits to be provided under the Retention Plan are payable upon the earlier of (a) the Key Employee's termination of employment without cause by the Debtors or (b) the end of the nine-month APP period. The Retention Plan is not applicable to certain senior managers whose employment terms have previously been approved by this Court.

     60. The Retention Plan is designed to provide the Key Employees with greater financial security so that they are less likely to seek other employment during the nine-month APP period in which the Debtors will require their services. The Debtors believe that the Key Employees are necessary to implement the APP and effect a safe and orderly winddown of targeted operations. Accordingly, the Retention Plan is a vital tool to ensure that the Debtors can achieve these goals.

     61. Moreover, the Debtors presented the Retention Plan to their key creditor constituencies during their discussions with such constituencies of the APP as a whole. As a result of these discussions, the Debtors modified their original retention plan to address many of the creditors' initial concerns.

     62. Legal Standard. By this Motion, the Debtors seek authority, pursuant to section 363(b) of the Bankruptcy Code, to implement the Retention Plan. As noted above, section 363(b) of the Bankruptcy Code permits a debtor to use property of the estate outside of the ordinary course of its business where the use of such property represents an exercise of the debtor's sound business judgment. SEE, E.G., STEPHENS INDUS., 789 F.2d at 390. The Debtors believe that the implementation of the Retention Plan will accomplish a "sound business purpose" and assist in the effective and efficient implementation of the APP. Based on their own experience and their evaluation of available alternatives, the Debtors have determined that the measures proposed herein are necessary to achieve, and will achieve, their intended purpose of retaining the Key Employees and keeping such employees focused on the goal of implementing the APP.

     63. In light of the foregoing, the Debtors believe that the incentives provided by the Retention Plan are reasonable and appropriate under the circumstances and will enhance their ability to retain the Key Employees. The Debtors therefore submit that the approval of the Retention Plan should be granted, pursuant to section 363(b) of the Bankruptcy Code.

         REQUEST FOR (A) AUTHORITY TO REJECT CERTAIN EXECUTORY CONTRACTS
  AND UNEXPIRED LEASES RELATED TO THE INTEGRATED STEEL BUSINESS, NUNC PRO TUNC, AS OF THE REJECTION DATE AND (B) APPROVAL OF EXPEDITED PROCEDURES FOR REJECTING
             EXECUTORY CONTRACTS AND UNEXPIRED LEASES IN THE FUTURE
--------------------------------------------------------------------------------

     64. The Rejected Contracts. In conjunction with the cessation of the majority of the Integrated Steel Business operations, the Debtors have identified many executory contracts and unexpired leases that immediately will become unnecessary to their estates and that cannot be utilized in the Debtors' remaining operations (collectively, the "Rejected Contracts").17/ The Rejected Contracts, hence, place an undue burden on the Debtors' estates. Accordingly, the Debtors have determined in their business judgment that the Rejected Contracts should be rejected, pursuant to section 365 of the Bankruptcy Code.

     65. The Future Rejected Contracts. In addition, the Debtors anticipate that the implementation of the APP will necessitate the future rejection of hundreds of executory contracts and unexpired leases in addition to those identified on Exhibit D (collectively, the "Future Rejected Contracts") because (a) such executory contracts and unexpired leases will no longer be necessary to their or the Debtors' remaining operations and (b) therefore, such executory contracts and unexpired leases will constitute an undue burden on the Debtors' estates.

     66. Legal Standard. The standard for a debtor to assume and assign or reject an executory contract or unexpired lease, pursuant to section 365 of the Bankruptcy Code, is whether the debtor's decision is made within its sound business judgment. SEE, E.G., BORMAN'S, INC. V. ALLIED SUPERMARKETS, INC., 706 F.2d 187, 189 (6th Cir.) ("As a general rule, a bankruptcy

--------

17/ The Rejected Contracts and the applicable Debtor that is a party to each of the Rejected Contracts are identified on Exhibit E attached hereto and incorporated herein by reference.

court presented with an application to disaffirm the obligations of an executory contract need determine only whether it is indeed executory and whether disaffirmance would be advantageous to the debtor.") (citations omitted), CERT. DENIED, 463 U.S. 908 (1983). As noted above, the Debtors have determined that the Rejected Contracts are unnecessary for the implementation of the APP, cannot be utilized by another Debtor and, hence, represent an undue burden upon their estates. Moreover, the Debtors have determined that the Rejected Contracts have no market value -- i.e., cannot be assigned to a third party for value. Accordingly, rejection of the Rejected Contracts is in the best interests of the Debtors' estates and creditors and should be approved, pursuant to section 365 of the Bankruptcy Code.

     67. Nunc Pro Tunc Rejection. The Debtors further request authority to reject the Rejected Contracts effective as of the Rejection Date. Courts have authorized rejections of executory contracts and unexpired leases, including retroactive rejections, based on the equities under the circumstances. SEE THINKING MACHINES CORP. V. MELLON FINANCIAL SERVS. CORP. (IN RE THINKING MACHINES CORP.), 67 F.3d. 1021, 1028 (1st Cir. 1995) (finding that, "[i]n the section 365 context, this means that bankruptcy courts may enter retroactive orders of approval, and should do so when the balance of equities preponderates in favor of such remediation"); NEW VALLEY CORP. V. CORPORATE PROPERTY ASSOCS. (IN RE NEW VALLEY CORP.), No. 98-982, 2000 WL 1251858, at *16 (D.N.J. Aug. 31,
2000) (finding that equities weighed in favor of retroactive rejection to the date the debtor allowed a lessor to resume control of the property); IN RE JAMESWAY CORP., 179 B.R. 33, 38 (S.D.N.Y. 1995) (bankruptcy court could select "a retroactive date for the effective date of rejection of a lease"); IN RE JOSEPH C. SPIESS CO., 145 B.R. 597, 606 (N.D. Ill. 1992) (rejection is effective when landlord receives notice of debtor's intent to reject); IN RE O'NEIL THEATERS, INC., No. 00-15296, 2000 Bankr. LEXIS 1685, at *7 (Bankr. E.D. La. Nov. 13, 2000) (approving retroactive rejection of a theater lease effective to the bankruptcy filing date); IN RE AMBER'S STORES, INC., 193 B.R. 819, 827 (Bankr. N.D. Tex. 1996) (approving rejection effective as of the petition date when control of the property had been returned to the landlord before the bankruptcy filing). BUT SEE IN RE REVCO D.S., INC., 109 B.R. 264, 270 (Bankr. N.D. Ohio 1989) (declining to approve a nunc pro tunc rejection of a lease). Courts that have permitted retroactive rejection generally have permitted rejection of an executory contract or unexpired lease to be effective as of the date on which the nondebtor party to the executory contract or unexpired lease was given definitive notice of the debtor's intent to reject. SEE, E.G., IN RE PURINA MILLS, INC., No. 99-3938 (SLR) (D. Del. Nov. 15, 1999) (authorizing rejection of executory contracts to purchase pigs effective as of the date of sending of notice of rejection by fax to the other parties to the contracts); IN RE LOEWEN GROUP INT'L, INC., No. 99-1244 (PJW) (Bankr. D. Del. Aug. 18, 2000) (authorizing rejection of a nonresidential real property lease effective as of the date of the filing of the rejection motion); IN RE IMPERIAL HOME DECOR GROUP, INC., No. 00-19 (MFW) (Bankr. D. Del. Feb. 25, 2000) (authorizing rejection nunc pro tunc of car lease as of the date the car was returned to the lessor).

     68. In the instant case, the nondebtor parties to the Rejected Contracts will have notice of the applicable Debtor's intent to reject the applicable Rejected Contract upon the filing and service of this Motion. Accordingly, the Debtors believe that, due to their extreme financial crisis and the need to reduce unnecessary administrative claims against their estates, the equities under the circumstances weigh in favor of permitting the Debtors to reject the Rejected Contracts, effective as of the Rejection Date.

     69. Similarly, because the Debtors' determination to reject any of the Future Rejected Contracts will be made in connection with the implementation of the APP, which, over time, will obviate the Debtors' need for most executory contracts and unexpired leases, the Debtors believe that any such rejection determination will fall squarely within their business judgment and will be made in the best interests of their estates and creditors. Accordingly, rejections of the Future Rejected Contracts, pursuant to the procedures described below, should be approved, pursuant to section 365 of the Bankruptcy Code.

     70. Expedited Procedures for Rejection of the Future Rejected Contracts. To minimize (a) any potential administrative expense claims associated with a Future Rejected Contract and (b) costs associated with the necessity of rejecting Future Rejected Contracts by separate motion, the Debtors seek approval of the following procedures (the "Expedited Contract Rejection Procedures") to effect the expedited rejection of any Future Rejected Contract:

     - After one of the Debtors determines to reject (the "Proposed Rejection") a Future Rejected Contract, the applicable Debtor will send a letter describing the proposed rejection, substantially in the form attached hereto as Exhibit F, via overnight delivery service or telecopier, to the nondebtor party to the Future Rejected Contract (the "Rejection Notice"), with a copy to the following parties (collectively with the nondebtor party to the Future Rejected Contract, the "Interested Parties"): (a) counsel to the Creditors' Committee; (b) counsel to the Noteholders' Committee; (c) counsel to the DIP Lenders; and (d) the U.S. Trustee.

     - Interested Parties (other than the U.S. Trustee) will have five business days from the date of service (the "Notice Period") to object to the Proposed Rejection, pursuant to the objection procedures described below:

          - Any objections to a Proposed Rejection (an "Objection") must be in writing, filed with the Court and served on the other Interested Parties and counsel to the Debtors so as to be received prior to the expiration of the Notice Period. Each Objection must state with specificity the grounds for objecting to the Proposed Rejection.

          - If no Objections are properly asserted prior to the expiration of the Notice Period, the Debtors will be authorized, without further notice and without further Court approval, to reject the Future Rejected Contract, effective as of the date of the expiration of the Notice Period.

          - If an Objection to a Proposed Rejection is properly filed and served, the Proposed Rejection may not proceed absent withdrawal of the Objection or the entry of an order of the Court specifically approving the Proposed Rejection.

          - Any Objection may be resolved without a hearing by an order of the Court submitted on a consensual basis by the applicable Debtor or Debtors and the objecting party.

          - If an Objection is not resolved on a consensual basis, the applicable Debtor or Debtors or the objecting party may schedule the Proposed Rejection and the Objection for hearing at the next available regular hearing date in these cases by giving at least five days' written notice of the hearing to each of the Interested Parties.

     - On the 20th day of each month, the Debtors shall file with the Court and serve upon each of the Interested Parties a notice that identifies the Future Rejected Contracts that were rejected pursuant to the foregoing procedures during the preceding month.

     71. The Debtors believe that Expedited Contract Rejection Procedures provide sufficient notice and opportunity to object to the Interested Parties, while preserving precious resources of the Debtors' estates. Accordingly, by this Motion, the Debtors request that the Court approve the Expedited Contract Rejection Procedures, pursuant to section 365 of the Bankruptcy Code.

                                 WAIVER OF STAY

     72. Given the Debtors' cash crisis and the extreme jeopardy to the estates posed by any delay in implementing the APP, the Debtors desire to commence such implementation immediately upon the entry of the order approving this Motion. Accordingly, the Debtors hereby request that the Court, in the discretion provided to it under Rule 6004(g)18/ of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), waive the ten-day stay of the order approving this Motion arising under such Bankruptcy Rule. The Debtors submit that the exigency of their present circumstances, described in great detail above, warrants a waiver of

--------

     18/ Rule 6004(g) of the Federal Rules of Bankruptcy Procedure provides that, "an order authorizing the use, sale, or lease of property other than cash collateral is stayed until the expiration of 10 days after the entry of the order, unless the court orders otherwise."

the stay imposed by Bankruptcy Rule 6004(g). SEE IN RE LTV STEEL CO., No. 00-43866 (Bankr. N.D. Ohio Sept. 4, 2001) (authorizing immediate consummation of sale of assets notwithstanding the stay imposed under Bankruptcy Rules 6004(g) and 6006(d)) (D.I. 1624); IN RE PITTSBURGH-CANFIELD CORP., Case No. 00-43394 (Bankr. N.D. Ohio, June 21, 2001) (same); SEE ALSO IN RE PERRY HOLLOW MGM'T CO., 260 B.R. 58, 65 (D.N.H. 2001) (waiving the ten-day stay under Bankruptcy Rule 6004(g) to permit the sale of estate property the following day where the sales price was found to be reasonable, the buyer was ready to close and the estate would likely have to pay to continue storing the property); IN RE SINGER CO. N.V., No. M-47(V), 2000 U.S. Dist. LEXIS 2565, at *48-*52 (S.D.N.Y. Mar. 7,
2000) (stating that "[t]he bankruptcy court denied the requested stays [under Bankruptcy Rules 6004(g) and 6004(d)] in order to ensure the quick distribution of funds that it had found so vital to the continuing and successful reorganization of [the debtors] and to promote the rehabilitative purposes behind Chapter 11"); IN RE QUANALYZE OIL & GAS CORP., 250 B.R. 83, 91 (Bankr. W.D. Tex. 2000) (authorizing the closing of a sale of estate property one day after the entry of the order authorizing the sale where the estate would lose the property to foreclosure if the sale were not consummated).

                                     NOTICE

     73. No trustee or examiner has been appointed in these chapter 11 cases. Concurrently with the filing of this Motion, the Debtors have filed their motion for an order limiting notice of this Motion to the following parties (the "Service Parties"): (a) the parties identified on the General Service List established by the Court's Order Establishing Case Management Procedures Regarding Filing, Service, Notice, Copies and Hearing Dates (D.I. 885), entered on April 10, 2001, as amended; (b) the PBGC; (c) the environmental protection agencies having jurisdiction over the Debtors' properties; (d) the Debtors' taxing authorities;

(e) the Debtors' known secured creditors; (f) the Department of Justice, Environmental and Natural Resources Division; (g) the affected states' attorneys general; (h) the law departments of the cities affected by the APP; (i) the workers' compensation boards in Ohio, Indiana and Illinois; and (j) the nondebtor parties to the Rejected Contracts. Accordingly, notice of this Motion has been given to the Service Parties. In light of the nature of the relief requested herein, the Debtors submit that no other or further notice is required.

     WHEREFORE, the Debtors respectfully request that the Court enter an order, substantially in the form attached hereto as Exhibit G: (i) approving the APP, pursuant to sections 105(a) and 363 of the Bankruptcy Code; (ii) authorizing the Debtors to take any and all actions that are necessary or appropriate in the exercise of their business judgment to implement the APP, pursuant to sections 105(a) and 363 of the Bankruptcy Code; (iii) relieving the Debtors from compliance with the Advance Notice Provisions, pursuant to sections 105(a) and 363 of the Bankruptcy Code; (iv) authorizing and directing the Exculpation of the Protected Persons, pursuant to sections 105(a) and 363 of the Bankruptcy Code; (v) approving, and authorizing the Debtors to implement, the Retention Plan, pursuant to section 363 of the Bankruptcy Code; (vi) authorizing the Debtors to reject the Rejected Contracts, pursuant to section 365 of the Bankruptcy Code, effective as of the Rejection Date; (vii) approving the Expedited Contract Rejection Procedures, pursuant to section 365 of the Bankruptcy Code; (viii) waiving the stay imposed by Bankruptcy Rule 6004(g); and (ix) granting such other and further relief as the Court may deem proper.

Dated: November 20, 2001                 Respectfully submitted,



                                         /s/ Heather Lennox
                                         -------------------------------------
                                         David G. Heiman (0038271)
                                         Richard M. Cieri (0032464)
                                         Heather Lennox (0059649)
                                         JONES, DAY, REAVIS & POGUE
                                         North Point
                                         901 Lakeside Avenue
                                         Cleveland, Ohio  44114
                                         (216) 586-3939

                                         Jeffrey B. Ellman (0055558)
                                         JONES, DAY, REAVIS & POGUE
                                         1900 Huntington Center
                                         41 South High Street
                                         Columbus, Ohio  43215
                                         (614) 469-3939

                                         ATTORNEYS FOR DEBTORS
                                         AND DEBTORS IN POSSESSION

                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF OHIO

IN RE:                                 *
                                       *
LTV STEEL COMPANY, INC.,               *
ET AL.,                                *   CASE NUMBER 00-43866
                                       *
          DEBTORS.                     *
                                       *


*******************************************************************************
                               MEMORANDUM OPINION
*******************************************************************************

     This cause is before the Court on the motion of LTV Steel Company, Inc., Debtor and Debtor-in-Possession ("Debtor"). The motion before the Court is the motion of Debtor for an order, pursuant to section sections 105, 363 and 365 of the Bankruptcy Code: (A) approving an asset protection plan; (B) authorizing them to take any and all actions necessary or appropriate to implement the asset protection plan; (C) providing relief from certain notice periods; (D) providing certain protection in connection with the approval and implementation of the asset protection plan; (E) approving employee retention plan;
(F) authorizing the rejection of certain executory contracts and unexpired leases; and (G) approving procedures for the expedited rejection of executory contracts and unexpired leases ("the Motion") .

     The following parties objected to the Motion: United States Trustee, Official Committee of Unsecured Creditors, United Steelworkers of America, United States Representative Dennis J. Kucinich as amicus curiae, City of Cleveland, Cuyahoga County Board of Commissioners, Bishop Anthony M. Pilla and the Roman Catholic Diocese of Cleveland, United States of America Environmental

Protection Agency, a joint objection filed by C & K Industrial Services, Inc. and Enviroserve JV, City of Buffalo and the City of Buffalo Urban Renewal Agency, Commonwealth of Pennsylvania Department of Environmental Protection, United Mineworkers of America Combined Benefit Fund and 1992 Benefit Plan, City of Cleveland Council President Michael D. Polensek, JWP/Hyre Electric Company of Indiana, Hunter Corporation, and limited objections were filed by both the Official Committee of Noteholders and Bank One Trust Company. Viatec filed an untimely objection.

     Debtor filed an omnibus response to these objections. A hearing was held on this matter on December 4, 5 and 7, 2001 pursuant to 11 U.S.C. section 363. Various attorneys appeared on behalf of interested parties.

     This is a core proceeding over which the Court has jurisdiction pursuant to 28 U.S.C. section 157(b) (2). The following constitutes the Court's findings of fact and conclusions of law pursuant to FED. R. BANKR. P. 7052.

                                   DISCUSSION

     The sole issue before the Court is whether Debtor has articulated a sound business purpose such that the Court may authorize Debtor to sell assets outside the ordinary course of business. If Debtor has articulated a sound business purpose, the Court may authorize Debtor to sell assets outside the ordinary course of business pursuant to section 363 and reject executory contracts and unexpired leases pursuant to section 365. Even where Debtor has articulated a sound business purpose and judgment, the Court will not review the proposed asset protection plan for the purpose of ruling on its substance.

                                    I. FACTS

     Debtor filed a Chapter 11 petition for bankruptcy protection on December 29, 2000. As reasons for the filing, Debtor cites the recessed economy and the continuing decline in the domestic steel industry, specifically the decline in both volume and prices. During the administration of this case, Debtor has lost One to Two Million Dollars ($1,000,000.00-$2,000,000.00) per day, or in excess of several hundred million in the aggregate to date.

     At the hearing, Debtor provided evidence that it lacks sufficient liquidity to continue operating, and it does not have a realistic prospect of obtaining sufficient liquidity. Debtor provided evidence that its asset protection plan is a reasonable approach to protect the greatest value of Debtor's estate. It also provided evidence that there is no better realistic alternative available to it. Debtor's testimony is that the decision to file the Motion and to pursue implementation of the asset protection plan was made in its best business judgment. The Court credits Debtor's testimony.

     Objectors argued that there may be other funding available to Debtor, particularly a federal guaranteed loan in the amount of Two Hundred Fifty Million Dollars ($250,000,000.00) approved by the Emergency Steel Loan Guaranty Board ("ESLGB") and federal relief in the form of tariffs and quotas that may in the future be imposed on foreign steel imported into the United States. Objectors argued that

Congress would pass an economic stimulus bill within the next seven to ten (7-10) days that would make it easier for the ESLGB to approve Debtor's request for the federal guaranty of the loan. Given the pending aid, objectors argued that it is not a reasonable exercise of Debtor's business judgment to pursue authority to implement the asset protection plan.

     Debtor responds that the impact of any relief that may be forthcoming is too remote or speculative to justify a delay in the implementation of the asset protection plan because Debtor has insufficient cash availability under the DIP facility with which to continue operations. Debtor believes that implementing the asset protection plan will maximize the value of the estate assets.

     There is an inescapable conclusion based on the record that Debtor does not have sufficient liquidity to maintain operations. The record reflects no realistic likelihood of further liquidity in the reasonably near future. Continued operations would be possible only through liquidation of Debtor lenders' collateral, a further violation of the conditions of the loan which is already in default. Nothing in the provisions of Title 11 or other applicable law permits a court to excuse a default of a DIP loan's conditions.

     The root question is whether Debtor has articulated a business justification for the sale of assets other than in the ordinary course of business. The unavailability of funds sufficient to continue ongoing operations is, in the Court's judgment, an articulated business justification. Sustaining the Motion shall not be construed as the Court's approving the asset protection plan's substantive terms. It merely authorizes Debtor to proceed using their own business judgment as to how to proceed. The record shows Debtor would continue operations if it had available funds. Questions which suggest the prospect of further available funds did not equate to the actual availability of such funds. Even if further funds were obtained, the record shows that operating losses would almost certainly continue with the attendant exhausting of those additional funds for no ultimate benefit and no resulting change in the economic realities of Debtor's circumstances.

     One must look to what the Court can do, as opposed to what the Court was asked or what the Court may be expected to do. What the Court can do is find whether there has been articulated a sound business judgment in reaching the decision to implement a plan and whether there is a sound business judgment purpose dictating the proposed action.

     The courts have NO authority granted by Congress to substitute judicial judgment for that of the management of Debtor regarding how to operate the business. Debtor is authorized to sell assets outside the ordinary course of business. It likewise is authorized to reject executory contracts and unexpired leases and to approve the procedures for the expedited rejection thereof. How Debtor's management proceeds may be accomplished consistent with Debtor's business judgment. How Debtor actually proceeds with the authority to sell assets outside the ordinary course of business and reject executory contracts and unexpired leases is beyond the control of this Court, so long as it is exercised within the confines of any order the Court may issue. This Court will not substitute, or seek to substitute, its judgment for that of Debtor's management. Indeed, such actions would be beyond the Court's recognized authority.

                                  II. ANALYSIS

                        A. SIXTH CIRCUIT LEGAL STANDARD

     Title 11 U.S.C. section 363(b) (1) provides: "The Trustee, after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate." This section allows a bankruptcy court, after notice and hearing, to authorize the sale of the debtor's assets outside the ordinary course of business.

     The recognized legal standard in the Sixth Circuit to allow such an authorization is an articulated business justification. Stephens Indus., Inc. v. McClung, 709 F.2d 386, 389 (6th Cir. 1986). The Sixth Circuit adopted the views of the Second Circuit as announced in Committee of Equity Security Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1070 (2d Cir. 1983). "[T]here must be some articulated business justification . . . for using, selling or leasing property out of the ordinary course of business before the bankruptcy judge may order such disposition under section 363(b)." Id. The bankruptcy judge must "expressly find from the evidence presented before him at the hearing a good business reason to grant such an application." Id. at 1071. The Sixth Circuit clearly stated, "[w]e adopt the Second Circuit's reasoning in In re Lionel Corp., supra, and conclude that a bankruptcy court can authorize a sale of all a Chapter 11 debtor's assets under section 363(b)
(1) when a sound business purpose dictates such action." Stephens Indus., Inc.
V. McClung, 789 F.2d at 390. See also Bodoh, Kennedy and Mulligan, The Parameters off the Non-Plan Liquidation Chapter Eleven:"Refining the Lionel Standard, 9 BANK. DEV. J. l (1992).

     The unavailability of funds sufficient to continue ongoing operations is a sound business purpose, as articulated by Debtor in the hearing. Debtor's evidence presented at trial is sufficient to meet the legal standard applicable in this Circuit such that the Court may authorize Debtor to proceed.

             B. A BANKRUPTCY JUDGE CAN ONLY SUBSTITUTE FOR DEBTOR'S
                       MANAGEMENT IF THERE IS CLEAR ABUSE

     The standard for removing or changing the directors of a debtor corporation is that of clear abuse. The Second Circuit has protected the rights of shareholders: "the right of the majority of stockholders to be represented by directors of their own choice and thus to control corporate policy is paramount and will not be disturbed unless a clear case of abuse is made out." In re J.P. Linahan, Inc., 111 F.2d 590, 592 (2d Cir. 1940) (emphasis added). The court there was concerned that the management of the business did not fall into the hands of an incompetent person.

     Moreover, the Second Circuit has protected the right of shareholders to convene shareholders' meetings, even when those meetings are attempts to oust current directors. In Manville Corp. V. Equity Security Holders Committee (In re Manville Corp.), 801 F.2d 60, 64-65 (2d Cir. 1986), the Second Circuit stated that unless the meetings were held or conducted in bad faith, the shareholders were entitled to hold them and that the bankruptcy court should not interfere with shareholders' meetings. However, a footnote in the Manville case suggested that the bankruptcy court could intervene if the corporation were insolvent. If the corporation were determined to be insolvent so that the shareholders were denied equity in the corporation, then they would no longer be the real parties in interest, thus meriting court interference with management. Id. at 65 n.6.

     There has been no finding of clear abuse in the instant case. The Court will not substitute its judgment for that of Debtor management and defers to Debtor's management regarding the substance and implementation of the asset protection plan.

                C. USING SECTION 105 TO REPLACE DEBTOR MANAGEMENT
                            BY A BANKRUPTCY JUDGE

                Section 105 states:

                (a) The court may issue any order, process, or judgment that is necessary or appropriate to carry out the provisions of this title. No provision of this title providing for the raising of an issue by a party in interest shall be construed to preclude the court from, sua sponte, taking any action or making any determination necessary or appropriate to enforce or implement court orders or rules, or to prevent an abuse of process.

     The Sixth Circuit Court of Appeals has not allowed an expansive use of section 105. Section 105 must be exercised within the confines of the Bankruptcy Code and must further the intention of the Code. The Sixth Circuit has limited the equity powers of the bankruptcy court to instances that directly serve the Code.

     Using 11 U.S.C. section 105, a bankruptcy court can, in limited circumstances, replace the management of a debtor corporation. In re Gaslight Club, Inc., 782 F.2d 767 (7th Cir. 1986). There, the Seventh Circuit stated that "[t]he case law demonstrates that the court has considerable authority to interfere with the management of a debtor corporation in order to protect the creditors' interests." Id. at 770. The facts in Gaslight, however, limit the above broad language. In Gaslight, the bankruptcy court replaced existing management at the request of the creditors' committee and with the consent of the majority shareholder. The holding in Gaslight has been limited to its facts.

     The Northern District of Ohio has cited Gaslight in the context of interfering with the management of a DIP. In re Ralph C.Tyler, P.E., P.S., Inc., 156 B.R. 995 (Bankr. N.D. Ohio 1993). In Tyler, Judge Baxter disapproved of a plan for reorganization because it was not feasible. Id. at 997. Citing Gaslight, Judge Baxter stated, "the Bankruptcy Court has considerable authority to interfere with management of the DIP to protect creditors' interests." Id. The plan filed in Tyler was inadequate to protect the creditors' interests. Similar facts are not present in the instant case, and this Court will not use section 105 to substitute its judgment for that of Debtor's management.

                D. SIXTH CIRCUIT'S LIMITATION OF SECTION 105

                The equity powers of section 105 allow the Bankruptcy Court to "issue any order, process or judgment that is necessary or appropriate to carry out the provisions of this title." 11 U.S.C. section 105(a). Although section 105(a) grants the Bankruptcy Court equitable power,

                "whatever equitable powers remain in the bankruptcy courts must and can only be exercised within the confines of the Bankruptcy Code."

Childress v. Middleton Arms, L.P. (In re Middleton Arms, Ltd. Partnership),
934 F.2d 723, 724 (1991), quoting Norwest Bank Worthington v. Ahlers, 485 U.S. 197, 206, 108 S. Ct. 963, 968-69, 99 L. Ed. 2d 169 (1988). The bankruptcy courts cannot use equitable principles to disregard unambiguous statutory language. Middleton Arms at 725. Likewise, section 105 may not create rights or authority where none exists. The equitable powers of section 105(a) may only be used in furtherance of the goals of the Code. Id. In the context of section 327, a bankruptcy court cannot use section 105(a) to circumvent the clear directive of section 327. Id.

     Furthermore, the Sixth Circuit agreed with the Ninth Circuit's holding to disallow an administrative surcharge which further limited the bankruptcy court's equity power.

                The Bankruptcy Code does not provide for the imposition of costs on owners as opposed to secured parties. Although 11 U.S.C. section
                105(a) empowers the bankruptcy court to exercise its equitable powers to protect the integrity of the bankrupt's estate, there is a strong reluctance to allow the assessment of any fees and costs in bankruptcy proceedings which are not expressly authorized by the Bankruptcy Act, or that are not well established by judicial precedent.

                It has been held that a bankruptcy court's equitable powers must be strictly confined within the prescribed limits of the Bankruptcy
                Act.

Architectural Bldg. Components v. McClarty (In re Foremost Mfg. Co.), 137 F.3d 919, 925 (6th Cir. 1998), quoting Bear v. Coben (In re Golden Plan of California, Inc.), 829 F.2d 705, 713 (9th Cir. 1986).

The Sixth Circuit stated that the broad equitable powers under section 105(a) "are not unlimited. Our precedent tells us that 'whatever equitable powers remain in the bankruptcy courts must and can only be exercised within the confines of the Bankruptcy Code.'" Foremost Mfg. Co. at 924, quoting Norwest, 485 U.S. at 206, 108 S. Ct. at 969.

     Moreover, when computing a lease rejection damages claim, general equitable principles do not require a departure from state law to calculate the claim. Unsecured Creditors' Comm. of Highland Superstores, Inc. v. Strobeck Real Estate, Inc. (In re Highland Superstores, Inc.), 154 F.3d 573 (6th Cir. 1998). Here, the Sixth Circuit used strong language to restrict the equitable power of bankruptcy courts. "Bankruptcy courts simply do not have free rein to ignore a statute in the exercise of their equitable powers pursuant to 11 U.S.C. section 105." Id. at 578-79 (footnote omitted). The Sixth Circuit again cited to
Norwest: "[W]hatever equitable powers remain in the bankruptcy courts must and can only be exercised within the confines of the Bankruptcy Code." Id. at 579, quoting Norwest, 485 U.S. at 206, 108 S. Ct. at 969.

     When a bankruptcy court has subject matter jurisdiction pursuant to 28 U.S.C. section 1471(a), the court can not use section 105 to extend that jurisdiction to impose indemnity on a creditor's attorney. Wasserman v. Immornmino (In re Granger Garage, Inc.), 921 F.2d 74, 77 (6th Cir. 1990). Citing White Motor Corp. v. Citibank, N.A., 704 F.2d 254 (6th Cir. 1983), the Sixth Circuit stated that "[t]he bankruptcy court is a court of limited jurisdiction." Wasserman, 921 F.2d at 77. Furthermore, the subject matter jurisdiction is limited to that which Congress specifically grants. Id. The Sixth Circuit also stated that the bankruptcy court's equitable powers do not allow it "to impose indemnity on a creditor's attorney. Those equitable powers may only be exercised within the confines of the Bankruptcy Code." Id., citing Norwest, 485 U.S. at 197, 108 S. Ct. at 963.

                   E. ALLOWED EXPANSIVE USE OF SECTION 105

     The Sixth Circuit Court of Appeals has recognized the expansive use of section 105 in limited circumstances. In Cheesman v. Tennessee Student Assistant Corp. (In re Cheesman), 25 F.3d 356 (6th Cir. 1994), the bankruptcy court stayed its student loan discharge order by using section 105. The Sixth Circuit upheld that decision because the bankruptcy court exercised its equitable power pursuant to section 105 "in a manner consistent with the Bankruptcy Code." Id. at 360. The bankruptcy court decided that discharge was appropriate, yet it stayed the discharge order on the ground that the debtors' financial situation might improve in the near future, thereby making discharge unwarranted. Id. at 360-61. "In so doing, the [bankruptcy] court appropriately attempted to balance the Bankruptcy Code's goal of providing a fresh start to the Cheesmans with Congress's goal of preventing abuse of the student loan program." Id. at 361.
Section 105 was used within the confines of the Code in Cheesman.

     The Sixth Circuit expanded Cheesman in Tennessee Student Assistance Corporation v. Hornsby (In re Hornsby), 144 F.3d 433 (6th Cir. 1998). In Hornsby, the Sixth Circuit admitted that the "scope of equitable power in student-loan discharge cases is as yet undefined." Id. at 439. The Sixth Circuit then went on to recommend that pursuant to section 105 (a), a bankruptcy court may fashion an equitable remedy "allowing the [debtors to] ultimately satisfy their [debts] while at the same time providing them [with] some of the benefits that bankruptcy brings in the form of relief from oppressive financial circumstances." Id. at 440. The Sixth Circuit recommended a partial discharge, instituting a repayment schedule, deferring repayment, or reopening bankruptcy proceedings to revisit the undue hardship issue. Id. This, however, is still all within the confines of the Bankruptcy Code, as per Cheesman. Id. at 439-40.

     It is not a valid exercise of this Court's equity power to use section 105 to authorize anything other than a sale or use of assets outside the ordinary course of business and to reject contracts or leases in support thereof. To authorize anything more would be outside the confines of the Bankruptcy Code, and therefore outside the ambit of this Court's jurisdiction.

     The Court will retain jurisdiction to resolve any disputes which may arise in authorizing the section 363(b) sale and the rejection of executory contracts and unexpired leases. Objections to the Motion are overruled consistent with this order. Debtor's Motion is sustained in part and overruled in part consistent with this order.

     An appropriate order shall enter.




                                            /s/ William T. Bodoh
                                            -----------------------------------
                                            WILLIAM T. BODOH
                                            UNITED STATES BANKRUPTCY JUDGE

                         UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF OHIO


IN RE:                                  *
                                        *
LTV STEEL COMPANY, INC.,                *
et al.,                                 *       CASE NUMBER 00-43866
                                        *
        Debtors.                        *
                                        *

********************************************************************************
                                     ORDER
********************************************************************************

     For the reasons set forth in the Court's memorandum opinion entered this date, the motion ("the Motion") of Debtor for an order, pursuant to Sections 105, 363 and 365 of the Bankruptcy Code: (A) approving an asset protection plan;
(B) authorizing them to take any and all actions necessary or appropriate to implement the asset protection plan; (C) providing relief from certain notice periods; (D) providing certain protection in connection with the approval and implementation of the asset protection plan; (E) approving employee retention plan; (F) authorizing the rejection of certain executory contracts and unexpired leases; and (G) approving procedures for the expedited rejection of executory contracts and unexpired leases is sustained in part and overruled in part. All objections are overruled.

     The Court hereby finds and concludes that:

     A. Except as they may be redefined herein, capitalized terms used herein and not defined have the meanings given to them in the Motion.

     B. The Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. Section 157(b) (2).

     C. Notice of the Motion and the hearing was made in accordance with prior order of the Court and was proper and sufficient under the circumstances.

     D. Debtor produced evidence that it developed the asset protection plan in an intensive and exhaustive contingency planning process over several months and with the advice of its legal, restructuring and financial advisors. It appears from the record that the asset protection plan described in the Motion and in evidence and testimony presented at the hearing was developed after discussions and negotiations with the DIP Lenders, the Creditors' Committee and the Noteholders' Committee.

     E. Debtor has articulated a sound business purpose for the implementation of the asset protection plan and has sought the relief requested in the Motion in its sound business judgment. Evidence produced by Debtor has shown that implementation of the asset protection plan is the best alternative available to Debtor and its estates under the circumstances, despite the various challenges to Debtor's business judgment in the objections and at the hearing.

     F. Evidence produced in the record shows that the implementation of the asset protection plan, and Debtor's actions proposed to be taken in fulfillment thereof are necessary and appropriate to protect public health and safety and the environment and preserve and maximize the value of Debtor's assets for the benefit of its estates and creditors. The relief granted in this order is in the best interests of Debtor's estates and creditors.

     G. Debtor's requested waiver from the advance notice provisions is narrowly tailored to facilitate the asset protection plan and the time-sensitive nature of its implementation. Debtor does not seek to be relieved of any of its substantive obligations under government regulations pursuant to 28 U.S.C.
Section 959(b); accordingly, Debtor's request for relief from the advance notice provisions is reasonable, necessary and appropriate under the circumstances.

     H. Debtor has articulated a sound business purpose for the rejection of the rejected contracts and has sought such rejection in its sound business judgment. The rejection of the rejected contracts, effective as of the rejection date, is in the best interests of Debtor's estates and creditors.

     I. Debtor has articulated a sound business purpose for the implementation of the expedited contract rejection procedures and has sought to establish such procedures in its sound business judgment. The establishment of the expedited contract rejection procedures is in the best interests of Debtor's estates and creditors.

     J. Debtor has articulated a sound business purpose for the continued operation of the Copperweld Companies and LTV Tubular.

     K. Debtor has articulated good and sound business reasons for waiving the stay otherwise imposed by Bankruptcy Rule 6004 (g).

     L. All Objections to the Motion were withdrawn or resolved prior to or at the hearing or are overruled by the Court.

     The Court having determined that the legal and factual bases set forth in the Motion and at the hearing establish just cause for the relief granted herein, it is hereby ordered that:

     1. The Motion is granted in part consistent with this order, and the objections are overruled or denied, as the case may be, to the extent not otherwise resolved or addressed herein or on the record at the hearing.

     2. The stipulation and agreed standstill order, entered in these Chapter 11 cases on or about November 29, 2001, is hereby vacated.

     3. In connection with the implementation of the asset protection plan and pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code, Debtor:

          (a) is authorized in its discretion to operate some portion of, or all of, its finishing plant in Hennepin, Illinois, and if it does not so operate Hennepin, Debtor shall hot-idle Hennepin for a period of nine (9) months from the date of this order;

          (b) is authorized in its discretion to operate certain portions of the East side of their Cleveland Works facility in Cleveland, Ohio, and if it does not so operate Cleveland Works - East, Debtor shall hot-idle Cleveland Works - East through and including February 28, 2002, unless both (i) a firm buyer (as determined in the DIP Lenders' reasonable judgment) for such assets exists and (ii) President George W. Bush has not decided upon remedies regarding the International

Trade Commission's finding of illegal steel dumping but instead has requested, pursuant to 19 U.S.C.A. Section 2253(a) (5), additional information from the ITC (so that his decision on any such remedies would be expected by March 4, 2002), in which case, such hot-idle period shall be extended through and including March 15, 2002;

          (c) is authorized to cold-idle the East side of its Cleveland Works facility in Cleveland, Ohio, from and after the latest applicable date identified in subparagraph (b) above;

          (d) is authorized in its discretion to operate certain portions of its Indiana Harbor Works facility in East Chicago, Indiana, and if it does not so operate Indiana Harbor, Debtor shall hot-idle Indiana Harbor through and including February 28, 2002, unless both (i) a firm buyer (as determined in the DIP Lenders' reasonable judgment) for such assets exists and (ii) the conditions set forth in subparagraph (b) (ii) above have occurred, in which case, such hot-idle period shall be extended through and including March 15, 2002;

          (e) is authorized to cold-idle its Indiana Harbor Works facility in East Chicago, Indiana, from and after the latest applicable date identified in subparagraph (d) above;

          (f) is authorized to maintain its coke plants located in Warren, Ohio, and Chicago, Illinois, on an extended coking cycle for a period of three (3) weeks commencing upon the date of this order, after which time, Debtor is authorized to cold-idle such coke plants;

          (g) is authorized to liquidate the Integrated Steel Business accounts receivable and inventory over the asset protection plan period;

          (h) is authorized to continue to operate its non-debtor railroad subsidiaries during the asset protection plan period; and

          (i) is authorized, without further relief from the Court, to take any and all actions that are necessary or appropriate in the exercise of its business judgment to implement the asset protection plan.

     4. Debtor is authorized to make distributions from any fund or reserve which may be established in connection with the implementation of this order. Debtor is authorized to make non-material modifications to any document implementing this order in consultation with the Creditors' Committee and the Noteholders' Committee and after obtaining the consent of the DIP Lenders or, if such consent is not forthcoming, after obtaining a further order of this Court. Debtor is hereby relieved from complying with any governmental requirement to provide notice to any governmental entity in advance of the closing or cessation of any operations at a facility (an "advance notice provision"), pursuant to Sections 105(a) and 363 of the Bankruptcy Code. Notwithstanding the foregoing sentence, the United States Environmental Protection Agency, Debtor and the protected persons reserve their respective rights under environmental statutes.

     5. No person to whom notice of this order shall come shall take any action whatsoever which would embarrass, burden, delay or otherwise impede any person acting in good faith to implement the terms of this order, and in addition to any other remedy available to Debtor and any such individual, the Court will retain jurisdiction to determine if any such action constitutes contempt.

     6. The entry of this order does not preclude the continued operations of either the Copperweld Companies or LTV Tabular in the ordinary course of business.

     7. Pursuant to Section 363(b) of the Bankruptcy Code, the use of assets of Debtor's estates in implementation of the retention placeholder in the budget for a retention plan to be developed by Debtor is hereby approved. Any retention plan for the asset protection plan period developed by Debtor shall be subject to further review and approval of this Court after notice to the parties identified on the General Service List established in these cases and a hearing.

     8. The estate is authorized to employ a federal emergency steel loan guaranty consultant (the "FESLG Consultant") to be designated by the USWA for the period from the date of this order through December 19, 2001. Debtor is authorized to compensate the FESLG Consultant up to Twenty Thousand Dollars ($20,000.00) for services rendered from the date of this order through December 19, 2001. Debtor will provide the FESLG Consultant with its full support and cooperation to facilitate the federal emergency steel loan guaranty application currently pending before the Federal Emergency

Steel Loan Guarantee Board; provided that, neither such application nor the loan for which the guaranty is sought shall seek to require the DIP Lenders to share their collateral on a pari passu basis with any additional lender or lenders. Debtor and the FESLG Consultant shall make a report to this Court on December 19, 2001 and shall make progress reports to the Creditors' Committee and the USWA in the interim.

     9. Debtor is authorized to pay, and authorized to announce publicly its agreement to pay, supplemental unemployment benefits and hourly program of insurance benefits ("PIB") through the date of the resolution of the Section 1113 motion. Any obligation of Debtor under the applicable collective bargaining agreements to pay "employment security" benefits is not applicable from the date of this order through the date of the resolution of the Section 1113 motion.

     10. USWA members shall perform bargaining unit idling work under the terms and conditions of the MLA for a period of two (2) weeks commencing on the date of the entry of this order. The foregoing sentence shall not affect or prejudice the parties' positions with respect to the subject matter thereof from and after such two (2)week period.

     11. A hearing on the Section 1113 motion is hereby scheduled for Wednesday, December 19, 2001, at 9:30 a.m. This order does not affect or impair the parties' rights or positions with respect to the issues raised by the Section 1113 motion.

     12. Debtor shall be permitted to use the funds in the VEBA established for the benefit of hourly retirees to reimburse Debtor for its costs to provide healthcare for hourly retirees retroactively to and including November 20, 2001 and prospectively through and including December 19, 2001. The VEBA shall receive an allowed administrative claim for amounts reimbursed to Debtor pursuant to the terms of this paragraph.

     13. Debtor is authorized to reject the rejected contracts, and the rejected contracts are hereby rejected, pursuant to Section 365(a) of the Bankruptcy Code, effective as of the rejection date.

     14. The expedited contract rejection procedures are hereby approved, pursuant to Section 365(a) of the Bankruptcy Code. Debtor is authorized to take any and all actions that are necessary or appropriate in the exercise of its business judgment to comply with the expedited contract rejection procedures, pursuant to Section 365 of the Bankruptcy Code.

     15. The stay of this order imposed by Bankruptcy Rule 6004(g) is hereby waived.

     16. This order and any document implementing it shall not be construed as a substitute for Debtor's obligation to file a plan of reorganization, pursuant to
Section 1129 of the Bankruptcy Code, nor shall this order or any document implementing it be construed to:

          (a) limit the claims and rights of governmental entities against Debtor on account of obligations arising under the safety laws or, if there are available proceeds at the end of the nine (9) month asset protection plan period, limit the amount of funds to be expended by Debtor in respect of obligations arising under the safety laws, both of which issues are subject to further review and determination by this Court;

          (b) except as provided in paragraph 4 above with respect to advance notice provisions, relieve Debtor or the protected persons of obligations arising under the safety laws, including reporting and notice requirements and provision of governmental access to information for oversight and inspection purposes as authorized by the safety laws;

          (c) limit governmental entities from exercising any of their rights against Debtor under the police and regulatory exception to the automatic stay provided in Section 362(b) (4) of the Bankruptcy Code; or

          (d) limit any of Debtor's or the protected persons' rights to object to, respond to or challenge any claim, action, order or decree of a governmental entity contemplated by sub-paragraphs (a) through (c) above, pursuant to any applicable legal or administrative proceeding, procedure or channel, and Debtor and the protected persons hereby reserves all of its rights with respect to the provisions contained in this sub-paragraph (d).

     17. Nothing in this order shall affect or impair any validly perfected and enforceable liens or security interests held by Bank One Trust Company, N.A., successor in interest to Bank One Ohio Trust Company, N.A. ("Bank One"), as collateral trustee under that certain Collateral Trust Agreement, dated as of May 25, 1993, by and between the United Steelworkers of America, Debtor and Bank One

("Collateral Trust Agreement"), or any rights that Bank One may have under the security documents (as such term is defined in the Collateral Trust Agreement).

     18. This Court retains jurisdiction over any and all matters or disputes with respect to any of the relief sought in the Motion, including, without limitation, the implementation of the asset protection plan. This Court also retains jurisdiction over any and all matters or disputes with respect to any of the relief granted in this order.

     IT IS SO ORDERED.


                                           /s/ William T. Bodoh
                                           ------------------------------------
                                           WILLIAM T. BODOH
                                           UNITED STATES BANKRUPTCY JUDGE